UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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ELASTIC N.V.
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Notice of the 2024 Annual General Meeting and Proxy Statement

elastic | The Search AI Company

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time	Place	Record Date
Thursday, October 1, 2024 5:00 PM, Central European Summer Time	Keizersgracht 281, 1016 ED Amsterdam, the Netherlands	September 3, 2024
To the Shareholders of Elastic N.V.:
Notice is hereby given that an Annual General Meeting of Shareholders (the “Annual Meeting”) of Elastic N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company,” “Elastic,” or “we”), will be held on October 1, 2024, at 5:00 PM, Central European Summer Time (“CEST”), at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. At the Annual Meeting, shareholders will consider the following items of business:

Item 1	Opening and announcements
Item 2	Overview of the Company’s business, financial situation and sustainability, and discussion of the Company’s compliance with the revised 2022 Dutch Corporate Governance Code
Item 3	Appointment of Shay Banon as an executive director and Chetan Puttagunta and Shelley Leibowitz as non-executive directors (voting proposal no. 1)
Item 4
Financial statements and results
a.Discussion of the Company’s financial statements for the fiscal year that commenced on May 1, 2023 and ended on April 30, 2024 (“fiscal year 2024”), including the Dutch statutory board report and annual accounts
b.Proposal to adopt the Dutch statutory annual accounts of the Company for fiscal year 2024 (voting proposal no. 2)

Item 5
Proposal to appoint PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch statutory annual accounts for the fiscal year ending April 30, 2025 (“fiscal year 2025”) (voting proposal no. 3)

Item 6	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025 (voting proposal no. 4)
Item 7
Proposal to grant full discharge to the executive directors of the Company who were in office during fiscal year 2024 from liability for their duties performed as executive directors of the Company during fiscal year 2024 (voting proposal no. 5)

Item 8
Proposal to grant full discharge to the non-executive directors of the Company who were in office during fiscal year 2024 from liability for their duties performed as non-executive directors of the Company during fiscal year 2024 (voting proposal no. 6)

Item 9	Authorization of the board of directors to issue ordinary shares and grant rights to acquire ordinary shares (voting proposal no. 7)
Item 10	Authorization of the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights (voting proposal no. 8)
Item 11	Authorization of the board of directors to repurchase ordinary shares in the capital of the Company (voting proposal no. 9)
Item 12	Proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement (voting proposal no. 10)
Item 13	Any other business that may properly come before the meeting
Item 14	Closing of the meeting

Each person authorized to attend the Annual Meeting may inspect the agenda of the Annual Meeting and the financial statements, including the Dutch statutory annual report, at the Company’s office in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
The Board of Directors unanimously recommends that you vote “FOR” each director nominee named in voting proposal no. 1 and “FOR” each of the remaining voting proposals as noted above.
The record date for the Annual Meeting (the “Record Date”) is at 5:00 PM, Eastern Daylight Time (“EDT”) (11:00 PM, Central European Summer Time), on September 3, 2024. Only the holders of record of the Company’s shares at that date and time are entitled to receive this Notice of Annual General Meeting of Shareholders (the “Notice”) and to vote at the Annual Meeting.
If you intend to attend the Annual Meeting in person, you must notify the Company by submitting your name and the number of registered shares you hold to the Company’s e-mail address ir@elastic.co by 8:00 PM, EDT, on September 26, 2024. Please read this proxy statement carefully to ensure that you have proper evidence of share ownership as of September 3, 2024, as we will not be able to accommodate guests without such evidence at the Annual Meeting.
We provide our materials pursuant to the full set delivery option in connection with the Annual Meeting. Under the full set delivery option, a company delivers all proxy materials to its shareholders. The approximate date on which the proxy statement and proxy card are intended to be first sent or given to the Company’s shareholders is September 6, 2024. This delivery can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, the Company must also post all proxy materials on a publicly accessible website and provide information to shareholders about how to access that website. Accordingly, you should receive our proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include this Notice of Annual General Meeting of Shareholders, this proxy statement, and the proxy card. These materials are available free of charge on our website at ir.elastic.co and at www.proxyvote.com.
Your vote is important regardless of the number of Elastic ordinary shares that you own. If you do not plan to attend the Annual Meeting and if you are a shareholder of record, please submit your proxy instructions via the Internet or, if you are a holder of shares in street name (a “beneficial owner”), please submit the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the Annual Meeting. You may submit your voting instruction form by mail. If you are a shareholder of record, you may provide your proxy instructions by telephone or by submitting a proxy card by mail. If you are a beneficial owner, you will receive instructions from your broker or other nominee explaining how to instruct the record holder to vote your shares. You should follow the instructions on the voting instruction form you receive from your broker or nominee. You do not need to affix postage to the enclosed reply envelope if you mail it within the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual Meeting will be tabulated by the secretary designated by the chairperson of the Annual Meeting.
All shareholders are extended an invitation to attend the Annual Meeting.

If you have any questions concerning this proxy statement, would like additional copies of this proxy statement, or need help voting your Elastic ordinary shares, please contact our Investor Relations department at ir@elastic.co.
Thank you for your ongoing support of Elastic.
By the order of the Board of Directors of Elastic N.V.
Carolyn Herzog
Chief Legal Officer and Corporate Secretary
The date of this proxy statement is August 27, 2024.

ELASTIC N.V.
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 1, 2024
Table of Contents | Elastic 2024 Proxy Statement

Table of Contents | Elastic 2024 Proxy Statement

Proxy Statement Voting Proposals Summary
This proxy statement voting summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.
Items of Business
The following table summarizes the proposals to be voted upon at the annual general meeting of shareholders of Elastic N.V. (the “Company,” “Elastic,” “we,” “us” or “our”) to be held on October 1, 2024 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

	Voting Proposals	Board Recommendation	Page Reference
1	Board appointments	FOR each nominee	26
2	Adoption of Company’s Dutch statutory annual accounts (the “Dutch Statutory Annual Accounts”) for the fiscal year ended April 30, 2024 (“fiscal year 2024”)	FOR	27
3	Appointment of PricewaterhouseCoopers Accountants N.V. as external auditor of the Company’s Dutch Statutory Annual Accounts for the fiscal year ended April 30, 2025 (“fiscal year 2025”)	FOR	28
4	Ratification of selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025	FOR	29
5	Grant of full discharge to executive directors	FOR	32
6	Grant of full discharge to non-executive directors	FOR	33
7	Authorization of board of directors to issue ordinary shares and grant rights to acquire ordinary shares	FOR	34
8	Authorization of board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights	FOR	37
9	Authorization of board of directors to repurchase ordinary shares in the capital of the Company	FOR	39
10	Non-binding advisory vote to approve compensation of named executive officers as described in this proxy statement	FOR	40

Proxy Statement Voting Proposals Summary | Elastic 2024 Proxy Statement 1

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The board of directors of the Company is responsible for establishing broad corporate policies and overseeing the overall performance of the Company. The board of directors selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to senior management, and monitors their performance. Members of the board of directors exercise their oversight role by, among other actions, participating in meetings of the board of directors and committees and by reviewing analyses and reports provided to them.
We have a one-tier board of directors, consisting of executive and non-executive directors. The board of directors determines the number of executive and non-executive directors.
The board of directors is currently composed of nine directors. We have two executive directors, our Chief Executive Officer and our Chief Technology Officer, and seven non-executive directors.
We have a classified board of directors in which directors serve for staggered terms. Under the Company’s articles of association, each director may be appointed for a maximum term of three years, provided that the director’s term will lapse immediately after the close of the first annual general meeting held after three years (or less if the term is shorter than three years) have lapsed since the director’s appointment, or until the director’s earlier death, resignation or removal. A director may be reappointed, and the three-year maximum term may be deviated from, by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The following table sets forth the names, ages as of August 21, 2024, and certain other information for each of the directors who are nominees for appointment as a director at the Annual Meeting and for each of the continuing members of our board of directors:

Name	Age	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nominees for Director
Shay Banon Executive Director Chief Technology Officer (“CTO”)	46	2012	2024	2027	No (CTO)
Chetan Puttagunta Chairperson Lead Independent Director	38	2017	2024	2027	Yes	✓		©
Shelley Leibowitz	63	2021	2024	2027	Yes	✓		✓
Continuing Directors
Ashutosh Kulkarni Executive Director Chief Executive Officer (“CEO”)	49	2022	2025	-	No (CEO)
Sohaib Abbasi Vice-Chairperson	68	2022	2025	-	Yes		✓
Paul Auvil	60	2024	2026		Yes	©	✓
Alison Gleeson	59	2020	2026	-	Yes		©
Caryn Marooney	57	2019	2026	-	Yes			✓
Steven Schuurman	48	2012	2025	-	Yes

©	=	Committee Chair
Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 2

Board Diversity
We believe that our board of directors should reflect a diversity of perspectives and backgrounds. We have had a formal diversity policy since our initial public offering. When assessing the background, qualifications and experience of a candidate for our board of directors, the board of directors takes into account a broad range of factors, including such diversity attributes, among others, as the candidate’s gender, race, ethnicity, education, professional background, and international experience. The table below presents certain self-identified characteristics of our director nominees and continuing directors.

Board Diversity Matrix
Total Number of Directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Number of Directors Who Identify as:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	3	-	-
Hispanic or Latinx	-	-	-	-
Middle Eastern	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White (not of Hispanic or Latinx origin)	3	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 3

Board Skills and Experience Matrix
Our board of directors has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our shareholders. The matrix below summarizes some of the most relevant types of experience, qualifications, attributes, and skills shared among our board members.

	Abbasi	Auvil	Banon	Gleeson	Kulkarni	Leibowitz	Marooney	Puttagunta	Schuurman
Industry and IT/Technical Expertise Expertise in the technology industry to oversee our business and address the opportunities and risks we face	✓	✓	✓	✓	✓	✓	✓	✓	✓
Scaling a Cloud Business Experience growing a successful cloud business, reaching multi-billion dollar scale and maturity	✓	✓	✓	✓	✓	✓		✓
CEO Experience Experience as CEO of a publicly traded company	✓		✓		✓
Modern Cloud Technology Expertise Deep knowledge in technology architecture for cloud-based platforms, integrated solutions and customers’ data journey	✓		✓		✓			✓
Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes	✓	✓				✓		✓
Diverse Backgrounds and Experiences, Including International Experience Diverse backgrounds and experiences that provide unique perspectives and enhance decision-making	✓	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity / Information Security / Security Expertise to oversee cybersecurity, privacy, and information security management	✓	✓	✓		✓	✓
Sales, Marketing and Brand Management Experience Sales, marketing, and brand management experience to provide expertise and guidance to grow sales and enhance our brand	✓		✓	✓	✓		✓		✓
Human Capital Management Experience attracting and retaining diverse top talent to oversee our people and compensation policies in our competitive environment	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board Experience and Corporate Governance Experience to understand the dynamics and operation of a public company, and corporate governance requirements and compliance	✓	✓	✓	✓	✓	✓	✓	✓
Set forth below is biographical information, as of August 21, 2024, about the persons nominated for appointment at the Annual Meeting and the continuing directors, as well as the qualifications, experience, and skills the board of directors considered in determining that each such person should serve as a director.
Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 4

Nominees for Director

Shay Banon (Chief Technology Officer)
Background and Experience

Shay Banon co-founded our Company and has served as a member of our board of directors since July 2012 and as our CTO since January 2022. Mr. Banon served as our CEO from May 2017 to January 2022, and as our Chairperson and CEO from June 2018 to January 2022. He previously also served as our CTO from July 2012 to April 2017. Mr. Banon is the creator of our Elasticsearch product.

Age: 46

Education	Qualifications
Mr. Banon holds a B.Sc. in Computer Science from Technion, Israel Institute of Technology.
The board of directors believes that Mr. Banon is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our CTO, our prior CEO and co-founder, and his experience as an executive in the technology industry.

Chetan Puttagunta (Chairperson and Lead Independent Director)
Background and Experience

Chetan Puttagunta has served as a member of our board of directors since January 2017, as our Chairperson since January 2022, and as our Lead Independent Director since June 2018. Mr. Puttagunta has served as General Partner of Benchmark Capital Partners, a venture capital firm, since July 2018.

Age: 38
Nominating and Corporate Governance Committee (Chair) Audit Committee
•From October 2016 until July 2018, Mr. Puttagunta served as a General Partner of New Enterprise Associates, a venture capital firm he joined in April 2011.
•Mr. Puttagunta also serves on the boards of directors of various private companies.

Education	Qualifications
Mr. Puttagunta holds a B.S. in Electrical Engineering from Stanford University.
The board of directors believes that Mr. Puttagunta is qualified to serve as a member of our board of directors because of his knowledge of the technology industry and his extensive experience in the venture capital industry.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 5

Shelley Leibowitz
Background and Experience

Shelley Leibowitz has served as a member of our board of directors since October 2021. Ms. Leibowitz has served since January 2016 as President of SL Advisory, which provides advice and insights in innovation and digital transformation, information technology portfolio and risk management, digital trust, performance metrics, and effective governance.

•From 2009 through 2012, Ms. Leibowitz served as Chief Information Officer for the World Bank Group.
•Prior to that service, Ms. Leibowitz held Chief Information Officer positions at top-tier financial institutions, including Morgan Stanley, a global financial services firm, and Greenwich Capital Markets, a fixed income financial services firm.
•She currently serves as a director of Morgan Stanley. Previously she served as a director of Massachusetts Mutual Life Insurance Company, an insurance and financial services provider, from October 2019 to April 2021, E*Trade Financial Corporation, a financial services company, from December 2014 to October 2020, and AllianceBernstein Holding L.P., a global asset management firm, from November 2017 to June 2019.
•Ms. Leibowitz also serves on the boards of directors of private companies in the cybersecurity and risk arenas.

Age: 63
Audit Committee Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Leibowitz holds a B.A. in Mathematics from Williams College.
The board of directors believes that Ms. Leibowitz is qualified to serve as a member of our board of directors because of her current and prior executive and directorship experience and extensive leadership and experience in technology services, digital transformation, and information security.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 6

Continuing Directors

Ashutosh Kulkarni (Chief Executive Officer)
Background and Experience

Ashutosh Kulkarni has served as our CEO since January 2022 and as a member of our board of directors since March 2022. Mr. Kulkarni previously served as our Chief Product Officer (“CPO”) from January 2021 to January 2022.

•Prior to joining us, Mr. Kulkarni served as Executive Vice President and Chief Product Officer, Enterprise Business Group, at McAfee, a digital provider of cyber security services, from October 2018 until December 2020.
•Prior to joining McAfee, Mr. Kulkarni served as Senior Vice President and General Manager at Akamai Technologies, a content delivery network, cybersecurity, and cloud service company, in the Web Performance and Web Security division from August 2016 to October 2018 and in the Web Experience division from August 2015 to August 2016.
•Prior to that service, Mr. Kulkarni held various senior leadership, product management, product marketing and engineering roles at Akamai Technologies, Informatica, and Sun Microsystems.

Age: 49

Education	Qualifications
Mr. Kulkarni earned an M.S. in computer engineering from the University of Texas at Austin, an M.B.A. degree from the University of California, Berkeley and a B.E. in engineering from the University of Mumbai.

The board of directors believes that Mr. Kulkarni is qualified to serve as a member of the Board because of the perspective he brings as our CEO, our former CPO, and his experience as an executive in the technology industry.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 7

Sohaib Abbasi (Vice-Chairperson)
Background and Experience

Sohaib Abbasi has served as a member of our board of directors and as our Vice-Chairperson since July 2022. He has also served as a member of the Executive Council of Balderton Capital, a venture capital firm, since January 2018 and as a Senior Advisor of TPG Global, a private equity firm, since July 2017.

•From July 2004 to August 2015, Mr. Abbasi served as the Chief Executive Officer of Informatica, a data integration company, where he also served as the Chair and a member of the board of directors from March 2004 to December 2015.
•Mr. Abbasi previously served in various executive roles at Oracle, a computer technology corporation, most recently as a member of Oracle's executive committee and as Senior Vice President of the Oracle Tools and Oracle Education divisions.
•He currently serves on the board of directors of Udemy, an online global learning platform company and previously served as a director of McAfee, a computer security software company, from November 2018 to March 2022, New Relic, an enterprise software company, from May 2016 to September 2019, Nutanix, a cloud computing company, from March 2020 to December 2020, and Red Hat, a provider of enterprise open-source software solutions, from March 2011 to July 2019.
•He also currently serves on the boards of directors of several private companies

Age: 68
Compensation Committee

Education	Qualifications
Mr. Abbasi holds a B.S. and an M.S. in Computer Science from the University of Illinois at Urbana-Champaign.
The board of directors believes that Mr. Abbasi is qualified to serve as a member of our board of directors because of his prior experience as CEO of a public technology company and his current and prior executive and directorship experience for multiple large public and private technology companies.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 8

Paul Auvil
Background and Experience

Paul Auvil has served as a member of our board of directors since October 2023.
•From March 2007 to February 2023, Mr. Auvil served as the CFO of Proofpoint, an enterprise security company that provides software as a service and products for email security, data loss prevention, electronic discovery, and email archiving.
•From September 2006 to March 2007, Mr. Auvil was an entrepreneur-in-residence with Benchmark Capital, a venture capital firm. Prior to that position, from 2002 to July 2006, he served as the CFO at VMware, a virtualization company. Previously, he served as the CFO for Vitria Technology, an eBusiness platform company, and held various executive positions at VLSI Technology, a semiconductor and circuit manufacturing company, including Vice President of the Internet and Secure Products Division.
•Mr. Auvil previously served on the board of directors of 1Life Healthcare (doing business as One Medical) from September 2019 to February 2023, when it was acquired by Amazon.
•Mr. Auvil currently also serves on the board of directors of Cerebras, an artificial intelligence chipmaker, where he is the audit committee chair.

Age: 60
Audit Committee (Chair) Compensation Committee

Education	Qualifications
Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.
The board of directors believes that Mr. Auvil is qualified to serve as a member of our board of directors because of his prior experience as CFO of public technology companies and his current and prior executive and directorship experience for multiple large public and private technology companies.

Alison Gleeson
Background and Experience

Alison Gleeson has served as a member of our board of directors since January 2020. She has served as a sales strategic advisor to Verkada, a professional monitoring and video verification threat detection company, since August 2021, and as Special Advisor and Operating Committee Member at Brighton Park Capital, an investment firm, since October 2019.

•From November 2018 to September 2019, Ms. Gleeson was a private investor.
•From January 1996 to October 2018, Ms. Gleeson served in various roles with Cisco, a provider of software-defined networking, cloud and security solutions, most recently as Senior Vice President, Americas from July 2014 to October 2018.
•Ms. Gleeson currently also serves on the boards of directors of 8x8, a cloud-based provider of voice over IP products, where she is the compensation committee chair, ZoomInfo Technologies, a comprehensive sales and marketing intelligence software-as-a-service platform, and various private companies.

Age: 59
Compensation Committee (Chair)

Education	Qualifications
Ms. Gleeson holds a B.A. in Marketing from Michigan State University.	The board of directors believes that Ms. Gleeson is qualified to serve as a member of our board of directors because of her prior executive and go-to-market experience for a large public company.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 9

Caryn Marooney
Background and Experience

Caryn Marooney has served as a member of our board of directors since April 2019. She has served as a General Partner of Coatue Management, a technology-focused venture capital firm, since November 2019.

•From May 2011 to May 2019, Ms. Marooney served in various roles at Meta (formerly Facebook), a social networking and technology company, most recently serving as Vice President, Global Communications from March 2012 to May 2019.
•From June 1997 to March 2011, Ms. Marooney served in various roles, including President and CEO, with The OutCast Agency, a public relations firm.
•Ms. Marooney served as a member of the board of directors of Zendesk, a software development company that provides a software-as-a-service customer service platform, from January 2014 to May 2020.
•Ms. Marooney also serves on the boards of various private companies.

Age: 57
Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Marooney holds a B.S. in Labor Relations from Cornell University.
The board of directors believes that Ms. Marooney is qualified to serve as a member of our board of directors because of her prior executive experience and her experience advising technology companies.

Steven Schuurman
Background and Experience

Steven Schuurman co-founded our Company and has served as a member of our board of directors since July 2012 and previously served as our CEO from July 2012 to May 2017. Mr. Schuurman serves on the boards of various private companies.

Age: 48

Education	Qualifications
Mr. Schuurman holds a B.Sc. in Electrical Engineering from TH Rijswijk, now known as The Hague University of Applied Sciences.
The board of directors believes that Mr. Schuurman is qualified to serve as a member of our board of directors because of his deep understanding of our business, operations, and strategy due to his role as our co-founder and former CEO.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 10

Director Independence
Under the rules of the New York Stock Exchange (“NYSE”), on which our ordinary shares are listed, independent directors must constitute a majority of a listed company’s board of directors, as determined by the board of directors in accordance with the NYSE rules. Under those rules, to determine that a director is independent, the board of directors must determine that the director has no material relationship with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company. When assessing the materiality of a director’s relationship, if any, with the listed company, the board of directors must consider materiality from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.
In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Compensation committee members may not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered independent for purposes of Rule 10A-3, members of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out their responsibilities on the board of directors. In its determination, the board of directors considered information requested from and provided by each director concerning their background, employment and affiliations, including family relationships and beneficial ownership of our shares. As a result of this review, our board of directors determined that each of our seven non-executive directors, Messrs. Abbasi, Auvil, Puttagunta, and Schuurman, and Mses. Gleeson, Leibowitz, and Marooney, are independent under the rules of the NYSE and our corporate governance guidelines, which incorporate the director independence standards of those rules. All seven of our non-executive directors, including each of the two non-executive director nominees standing for appointment at the Annual Meeting and all five of the non-executive directors who will serve as continuing directors after the Annual Meeting, are independent. The board of directors further determined that the current members of our Compensation Committee and our Audit Committee met the additional independence requirements for membership on the committees specified in the rules of the NYSE and Rule 10A-3 under the Exchange Act.
In addition to the independence requirements under the NYSE rules, the Dutch Corporate Governance Code (the “DCGC”) requires a majority of the non-executive directors of our board of directors, a majority of the members of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and the Lead Independent Director to be independent. The DCGC provides for a definition of an “independent director” that differs from the definition under the NYSE rules and assesses only independence of non-executive directors. A non-executive director of the Company is considered not independent under the DCGC if the director or the director’s spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree:
•has been an employee, managing director, or executive director of the Company in the five years prior to appointment;
•has received personal financial compensation from us for work not in keeping with the normal course of business;
•has had an important business relationship with the Company in the years prior to appointment;
Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 11

•is a member of the management board of a company in which an executive director of the Company is a supervisory board member;
•has temporarily performed management duties for us;
•is a major shareholder of the Company (holding at least 10% of the issued and outstanding share capital of the Company); or
•represents one or more major shareholders.
The first five criteria specified above may apply to at most one non-executive director. The total number of non-executive directors who are not independent under this definition may account for less than half of the total number of non-executive directors. There may be at most one non-executive director who can be considered to be affiliated with or representing any shareholder, or group of affiliated shareholders, that directly or indirectly holds more than 10% of the issued and outstanding share capital of the Company. Our board of directors has determined that it complies with the independence requirements of the DCGC.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics (“Code of Conduct”) that applies to all of our employees, officers, and directors, including our CEO, CFO, and other executive and senior financial officers. The full text of our corporate governance guidelines and our Code of Conduct is available on our website at ir.elastic.co.
Board Leadership Structure and Role of the Independent Chairperson and Lead Independent Director
As noted above, our one-tier board structure consists of two executive directors and seven non-executive directors. Additionally, our articles of association provide for one of our independent, non-executive directors to be designated as Lead Independent Director by our board of directors. The role of Chairperson and Lead Independent Director may, but is not required to, be fulfilled by the same individual. Our board of directors has designated Mr. Puttagunta to serve as our Chairperson and Lead Independent Director. As Chairperson of our board of directors and Lead Independent Director, Mr. Puttagunta presides at all meetings of the board of directors, presides over executive sessions of our independent directors, presides as chairperson of our general meeting (or if not present, may designate another non-executive director for that purpose), serves as a liaison between our executive directors and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate and as required by the DCGC, our articles of association and board rules governing the internal proceedings of the board of directors. Our articles of association also provide for one of our independent, non-executive directors to be designed as Vice-Chairperson by our board of directors. Our board of directors has designated Mr. Abbasi to serve as our Vice-Chairperson. As Vice-Chairperson, Mr. Abbasi is entrusted with the duties of Lead Independent Director if the Lead Independent Director is absent or unwilling to take the chair.
The DCGC requires that, in addition to meeting the DCGC independence requirements summarized above, the Lead Independent Director may not be a former executive director of our Company.
The board of directors believes that its current leadership structure, in which the position of Chairperson is separated from the position of CEO, and the positions of Chairperson and Lead Independent Director are held by an independent, non-executive director with broad authority who is supported by a Vice-Chairperson who also is an independent, non-executive director, is appropriate at this time and currently provides the most effective leadership for Elastic in a highly competitive and rapidly changing technology industry. We believe that separation of the positions of our Chairperson from the CEO reinforces the independence of the board of directors in its oversight of the business and affairs of the Company. The balance of responsibilities between our CEO and our Chairperson facilitates the active
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participation of our independent directors and enables our board of directors to provide more effective oversight of management. Non-executive directors and members of management sometimes have different perspectives and roles in strategy development. Our non-executive directors bring to deliberations of the board of directors experience, oversight and expertise from outside of our Company, while our CEO brings Company-specific experience and expertise. In addition, we believe that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to assess whether management’s actions are in the best interests of the Company and its stakeholders.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at quarterly meetings of our board of directors, as well as at such other times as deemed appropriate, where, among other topics, they discuss strategy and risks facing the Company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk.
Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Additionally, our Audit Committee reviews and discusses with management the adequacy and effectiveness of the Company’s information and technology security and privacy policies and the internal controls regarding information and technology security, cybersecurity, and privacy.
Our Compensation Committee, in consultation with management and the Committee’s independent compensation consultant, Compensia, Inc. (“Compensia”), at least annually assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for all employees, including our executive officers and other senior management. Based on its most recent assessment, our Compensation Committee believes that our compensation programs, policies and practices do not encourage excessive and unnecessary risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company or its operations.
Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.
Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, regularly receives reports on significant committee activities, evaluates the risks inherent in significant transactions, and provides guidance to management.
Management Succession Planning
Our board of directors and the Nominating and Corporate Governance Committee review the risks associated with our executive management team to ensure succession plans are in place. Pursuant to
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our corporate governance guidelines and the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee, in consultation with the full board of directors, is primarily responsible for succession planning for the role of CEO, including developing plans for interim succession for the CEO in the event of an unexpected occurrence. In addition, the Nominating and Corporate Governance Committee works with the CEO and the board of directors to plan for succession of executive directors and non-executive directors and other members of the Company’s executive management team, as well as to develop plans for interim succession of each of the other executive directors and non-executive directors or other members of the Company’s executive management team, in the event of an unexpected occurrence. The Nominating and Corporate Governance Committee also periodically reviews the succession planning process for the CEO, executive directors, non-executive directors, and any other members of our executive management team, reports its findings and recommendations to the board of directors, and assists the board of directors in evaluating potential successors.
Board Meetings
During fiscal year 2024, the board of directors held four meetings (including regularly scheduled and special meetings), and all of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which they served and (ii) the total number of meetings held by all committees of our board of directors on which they served during the periods for which they served. During fiscal year 2024, the board of directors also acted by written consent in lieu of a meeting.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders, we encourage our directors to attend these meetings. Of the nine directors then serving on the board of directors, six directors attended the annual general meeting of shareholders on October 5, 2023.
Committees of Board of Directors
Our board of directors has the authority to appoint committees to perform certain management and administrative functions. In accordance with the NYSE rules, our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Under the NYSE rules, executive directors may not be members of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee. Additionally, under the DCGC, the Audit Committee and the Compensation Committee may not be chaired by the Lead Independent Director or by a former executive director. Our board of directors may from time to time establish ad hoc committees.
Audit Committee
Our Audit Committee is currently composed of Messrs. Auvil and Puttagunta and Ms. Leibowitz, each of whom is a non-executive member of our board of directors. Mr. Auvil has served as the chair of our Audit Committee since his appointment to our board of directors at our 2023 annual general meeting of shareholders. Our board of directors has determined that each member of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission (“SEC”). Our board of directors has also determined that Mr. Auvil qualifies as an “audit committee financial expert” as defined in the rules of the SEC and possesses accounting or related financial management expertise as required under the NYSE rules. The Audit Committee is responsible for exercising oversight with respect to the following matters, among others:
•our accounting and financial reporting processes;
•the integrity and audits of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
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•our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with our policies related thereto, and our policy in respect of tax planning;
•the engagement and retention of the registered independent public accounting firm to audit our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the recommendation for nomination by our board of directors for the instruction (appointment) by our general meeting of an external auditor to audit the Dutch Statutory Annual Accounts and board report, and the evaluation of the qualifications, independence, and performance of the independent public accounting firm, including the provision of non-audit services;
•the application of information and communication technology;
•the role and performance of our internal audit function;
•significant cybersecurity matters and concerns, including information security, data protection, related legal and regulatory matters and compliance, and the impact of cybersecurity incidents and responses to such incidents;
•significant tax and treasury matters, including, among others, tax planning and compliance, cash management, investing activities and currency exposures and approval of policies related to such matters;
•review of all related person transactions in accordance with our related person transactions policy;
•our overall risk profile; and
•such other matters as are specifically delegated to our Audit Committee by our board of directors from time to time.
During fiscal year 2024, our Audit Committee held six meetings and also acted by unanimous written consent.
Compensation Committee
Our Compensation Committee is currently composed of Ms. Gleeson and Messrs. Abbasi and Auvil, each of whom is a non-executive member of our board of directors. Mr. Auvil has served on our Compensation Committee since his appointment to our board of directors at our 2023 annual general meeting of shareholders. Ms. Gleeson is currently the chair of our Compensation Committee. Our board of directors has determined that each member of our Compensation Committee meets the requirements for independence under the rules of the NYSE and the SEC and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for the following matters, among others:
•reviewing and approving the compensation, including equity compensation, change-in-control benefits and severance arrangements, of our executive officers (other than the executive directors) and other senior management and overseeing their performance;
•reviewing and making recommendations to our board of directors with respect to the compensation of our directors;
•reviewing and making recommendations to our board of directors with respect to our executive compensation policies and plans;
•implementing and administering our incentive and equity-based compensation plans;
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•determining or, with respect to our executive directors, recommending to the board of directors the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers, and other employees pursuant to these plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements and evolving regulations related to such requirements;
•producing a report on executive compensation to be included in our annual proxy statement;
•assisting our board of directors in producing the compensation report to be included in our annual report filed in the Netherlands and to be posted on our website in accordance with best practices of the DCGC;
•reviewing and monitoring matters related to human capital management, including corporate culture, diversity, equity and inclusion, recruiting, retention, attrition, talent management, and career development and progression; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our board of directors from time to time.
During fiscal year 2024, our Compensation Committee held four meetings and also acted by unanimous written consent.
During the fiscal year, the Compensation Committee retained the services of Compensia, to advise on executive compensation matters, including competitive market pay practices for our named executive officers and the composition of our compensation peer group. The terms of Compensia’s engagement include reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal year 2024, Compensia provided only compensation-related services for us.
The Compensation Committee has evaluated Compensia’s independence from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal year 2024. Based on this review, as well as consideration of the factors affecting independence set forth in the rules of the SEC and NYSE relating to the independence of the Compensation Committee’s compensation advisors, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
For additional information about the roles of each of our Compensation Committee, our management, and Compensia in our compensation process, see “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process” below.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is currently composed of Mr. Puttagunta, Ms. Leibowitz, and Ms. Marooney, each of whom is a non-executive member of our board of directors. Mr. Puttagunta is the chair of our Nominating and Corporate Governance Committee. Our board of directors has determined that each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for the following matters, among others:
•identifying, recruiting, and recommending to our board of directors qualified candidates for appointment as directors and recommending nominees for appointment as directors at our annual general meeting of shareholders;
•developing and recommending to our board of directors corporate governance guidelines as set forth in our rules of the board of directors, including the Nominating and Corporate Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;
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•overseeing compliance with legal and regulatory requirements applicable to us;
•reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•recommending to our board of directors nominees for each committee of our board of directors;
•annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, and the performance of our committees of the board of directors as required by applicable law, regulations, corporate governance guidelines, and exchange listing standards;
•overseeing, and periodically reviewing, our environmental, social and governance activities, programs and public disclosure, including in light of any feedback received from relevant stakeholders of the Company; and
•overseeing our board of directors’ evaluation of executive officers.
During fiscal year 2024, our Nominating and Corporate Governance Committee held one meeting and also acted by unanimous written consent.
We have posted the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, as amended from time to time, on our website at ir.elastic.co.
Environmental, Social, and Governance Matters
In our environmental, social, and governance (“ESG”) efforts, we seek to address relevant societal challenges with transparency and accountability to make a positive impact on our employees, customers, and society at large. We measure our progress against the Sustainability Accounting Standards Board (SASB) standards for the Software and IT Services industry, select United Nations Sustainable Development Goals (UN SDGs), and the Task Force on Climate-related Financial Disclosures (TCFD), with a focus on ESG-related impacts, risks, and opportunities. We organize our efforts around four core ESG pillars: social impact, governance, environmental impact, and our products' societal impact. We believe that operating Elastic in an environmentally and socially responsible manner, while employing principled, effective, and transparent governance practices, will help drive sustainable long-term value for all of our stakeholders, including our shareholders, employees, customers, creditors, and communities.
ESG Oversight
At the board of directors level, our Nominating and Corporate Governance Committee is tasked with oversight for our sustainability and ESG activities, programs, and disclosures. Additionally, we have established an ESG steering committee consisting of several senior executives with responsibility for functional areas covering our ESG activities. The ESG steering committee’s responsibility is to provide strategic direction and applicable approvals to our cross-functional ESG working group, which implements ESG initiatives throughout Elastic and contributes to developing ESG disclosures. The ESG steering committee also provides updates to the Nominating and Corporate Governance Committee and the Board.
Environment
We believe that environmentally responsible operating practices are important to generating value for our stakeholders, being a good partner to our customers, and being a good employer to our employees.
As a company that’s distributed by design, we operate with a relatively low office energy use footprint compared to companies with a traditional in-office workforce. We aim to maintain a low in-office people-to-desk ratio, which helps to minimize employee commuting, office energy and water
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consumption, and waste generation. We are also focused on managing greenhouse gas emissions in order to do our part to help ensure a more stable and secure future. We are thinking beyond our own direct impact and addressing the largest sources of impact within our supply chain.
While we do have physical office spaces throughout the world, we strive to limit the amount of space used to what is necessary to support our operations globally. Further, our workplace team runs several in-office initiatives with the aim to reduce our environmental impacts on a daily basis, including plastic water bottle removal, packaging reduction, in-office recycling, bio-waste reduction and water management.
We do not have our own data centers. Instead, for Elastic Cloud offerings, we strategically partner with leading cloud service providers, including Amazon Web Services, Google Cloud, and Microsoft Azure. These industry leaders are committed to minimizing the environmental impact of their global cloud platforms.
Social Impact (Human Capital Management)
We believe that our employees (whom we call “Elasticians”) and our culture are vital to Elastic’s long-term success. We support both with human capital management efforts focused on:
•attracting, engaging, and retaining a talented and diverse employee base;
•maintaining our strong company culture;
•enhancing our commitment to diversity, equity, and inclusion (“DEI”);
•facilitating strong employee engagement;
•promoting continuous employee learning and development; and
•providing a comprehensive total rewards package that seeks to offer fair and consistent pay practices with an emphasis on employee well-being.
Our management regularly updates our board of directors and its committees on human capital trends and employee-focused activities and initiatives.
We have presented a comprehensive discussion of our human capital management goals and activities in our Annual Report on Form 10-K for fiscal year 2024 delivered to our shareholders together with this proxy statement.
Governance
Corporate Governance Practices and Policies
We believe it is the duty of the board of directors to serve our shareholders and our other stakeholders in overseeing the management of the Company’s business. To fulfill its responsibilities, the board of directors is guided by the procedures and standards set forth in our corporate governance guidelines, board rules, Code of Conduct and other governance policies. We conduct mandatory training for employees with respect to our Code of Conduct and other significant compliance policies. We also maintain an ethics hotline where employees and third parties can confidentially report any concerns about possible violations of our Code of Conduct and compliance policies. We investigate compliance-related reports we receive through the hotline or other reporting channels and take appropriate remedial action when warranted. You can find certain of our governance documents, compliance policies, and our ethics hotline on our website at www.elastic.co.
Our efforts for effective corporate governance are supported by the following practices and policies:
•All of our non-executive continuing directors and director nominees standing for appointment at the Annual Meeting are independent under the rules of the NYSE.
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•The Chairperson of our board of directors is independent.
•Our board of directors has both a Lead Independent Director and a Vice-Chairperson, both of whom are independent.
•All of our board committees are composed solely of independent directors.
•The functioning of our board of directors and board committees, including the leadership structure of our board of directors, is evaluated at least annually.
•Our key corporate governance and compliance policies are reviewed regularly.
•Our board of directors and its committees may hire outside advisors independent of management.
•Our insider trading policy contains anti-hedging and anti-pledging provisions.
•Our share ownership policy contains ownership requirements aimed to align the interests of our directors and senior management with the interests of long-term stakeholders.
Privacy and Information Security
We are committed to the highest ethical standards and strive to comply with all applicable laws and safeguard all data entrusted to us. Elastic’s privacy and security program leverages technology and robust governance practices in an effort to protect data. We have dedicated teams that include our director of privacy and privacy and compliance counsel, our chief information security officer, and experienced security operations teams. We invest in technical, organizational, and administrative measures throughout our infrastructure, including our cloud offerings, to protect the data entrusted to us. Elastic’s program includes transparency, physical and logical controls, vulnerability monitoring, data availability, supply-chain risk management and a legal compliance framework designed to address applicable laws and regulations relating to privacy and information security.
Vendor Code of Conduct
Our commitment to responsibly managing and partnering with our suppliers is embodied in our Global Vendor Code of Conduct (“GVCC”), which applies to all suppliers of products or services to Elastic. Through the GVCC, we seek to require our suppliers to operate with honesty and integrity and comply with all applicable laws and regulations, including the same standards we have set for ourselves for complying with human rights and labor laws and standards. The full text of our GVCC is available on our website at elastic.co/trust/business-integrity.
Shareholder Engagement
We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand their priorities and concerns. We believe that ongoing engagement builds mutual trust and alignment with our shareholders and is essential to our long-term success.
We consider our history of actively engaging with and listening to our shareholders, and regularly providing shareholders with opportunities to deliver feedback through our shareholder engagement program, a vital part of our overall corporate governance program and a source of long-term value. Our Investor Relations team, often with participation by our Chief Executive Officer and Chief Financial Officer, as well as other business leaders, regularly meets with investors, prospective investors, and investment analysts. Our Investor Relations team regularly communicates topics discussed with shareholders and shareholder feedback to senior management, which in turn is discussed with our board of directors. We believe that our approach to engaging directly and openly with our shareholders drives increased corporate accountability, improves decision making, and ultimately helps create sustainable long-term value for our stakeholders.
In fiscal year 2024, we engaged with institutional shareholders to discuss a variety of topics, including:
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•business strategy;
•financial performance;
•technology initiatives and product innovation;
•corporate governance;
•executive and director compensation;
•human capital and talent;
•diversity, equity, and inclusion initiatives;
•environmental policy and sustainability, including board oversight of ESG matters; and
•board composition.
Product Societal Impact
Elastic, the Search AI Company, is committed to building products that create a positive societal impact. The Elastic Search AI Platform (“our platform”), combines the power of search with AI to help companies solve real-time business problems, unlock potential value, and achieve better outcomes. Our platform, available as both a hosted, managed service across public clouds as well as self-managed software, allows our customers to find insights and drive AI and machine learning use cases from large amounts of data. The company’s open-source roots allow Elastic to provide its solutions to a large community of users for free. This encourages innovation and efficiency to operate at scale for both non-profit organizations and for-profit customers. We believe Elastic’s solutions have allowed our customers to positively impact society in various ways, including but not limited to enabling human security and combating trafficking, reducing carbon footprint, and providing energy-savings through efficient and reduced power consumption.
Elastic Community Engagement
At Elastic, community matters. We recognize that our team extends beyond our employees to our community of users, which includes all the users who download our software. Our users interact with us on our website and forums and on X (formerly known as Twitter), GitHub, Stack Overflow, LinkedIn, Facebook, Slack, Reddit, Instagram, YouTube, and more. To build products that best meet our users’ needs, we focus on, and invest in, continuing to build a strong community. Each download of the Elastic Stack is a new opportunity to educate our next contributor, hear about a new use case, explore the need for a new feature, or meet a future member of the team.
To recognize the contributions of our community members, we have an Elastic Contributor Program to recognize the hard work of our valued contributors, encourage knowledge sharing within the Elastic community and build friendly competition around contributions. Through programs such as the Elastic Contributor Program and Elastic Excellence Awards, we aim to acknowledge our valued community members.
Policies Governing Director Nominations
Director Nomination Process
Our board of directors is responsible for selecting nominees to the board of directors, who are then appointed by shareholders. Our board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate. The committee makes recommendations to the board of directors regarding the size and composition of the board of directors. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the board of directors accurately reflects the needs of the Company’s business and, in
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furtherance of this goal, for proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The committee recommends, and our board of directors makes a binding nomination for, a candidate to stand for appointment as director by the meeting of shareholders.
Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by shareholders, or through such other methods as the committee deems to be helpful to identify candidates. Candidates recommended by shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the board. The committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The committee then discusses and evaluates the qualifications and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the committee recommends candidates as director nominees to our board of directors. The board of directors considers the committee’s recommendation and determines whether to make a binding nomination for appointment of those candidates by the meeting of shareholders.
Shareholders may submit proposals related to the composition of the board of directors as provided in our articles of association and by Dutch law. Such proposals are forwarded to the chair of the Nominating and Corporate Governance Committee for consideration. Directors are appointed by the annual general meeting of shareholders (or an extraordinary meeting of shareholders) at the binding nomination of the board of directors. Additionally, if a binding nomination of the board of directors has been overruled and a subsequent non-binding nomination by the board of directors has been rejected, shareholders may propose a resolution to appoint a board member who was not nominated by the board of directors. Any such resolution requires at least a two-thirds majority of the votes cast at the annual general meeting, provided such majority represents more than half of our issued share capital.

Qualifications
In recommending candidates to the board of directors, the Nominating and Corporate Governance Committee takes into consideration the board of directors’ criteria for selecting new directors described above, as well as such factors as the candidate’s integrity, judgment, intelligence, and ability to devote adequate time to duties of the board of directors. The committee does not assign specific weights to particular criteria. No particular criterion is a prerequisite for any candidate. As discussed earlier, we also consider diversity attributes in reviewing director candidates. In order for the board of directors to fulfill its responsibilities, the committee believes that the board of directors should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.
Communication with the Board
The Company has established a process for shareholders, other stakeholders and other interested parties who wish to communicate with our board of directors, or with an individual member or members of our board of directors. Shareholders, other stakeholders and other interested parties who wish to communicate with our board of directors may write to our board of directors at the address of the Company’s registered office at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. These communications will be reviewed by our Chief Legal Officer and will be presented to our board of directors at the discretion of our Chief Legal Officer, in consultation with appropriate directors, as necessary. Certain items that are unrelated to our board of directors’ duties and responsibilities may be excluded, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The full text of our stakeholder engagement policy, including information regarding how to contact our non-management directors, is available on our website at ir.elastic.co.
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Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee during our fiscal year 2024 was or has formerly been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation Committee or our board of directors.
Non-Executive Director Compensation
Each non-executive director is eligible to receive compensation for service on the board of directors and its committees consisting of annual cash retainers and equity awards. Our board of directors has the discretion to revise non-executive director compensation as it deems necessary or appropriate, in accordance with our remuneration policy as previously adopted by an annual general meeting of shareholders (the “Remuneration Policy”).
Cash Compensation. For fiscal year 2024, all non-executive directors were eligible to receive the following cash compensation for their services:
•$35,000 per year for service as a board member;
•$20,000 per year additionally for service as Lead Independent Director;
•$20,000 per year additionally for service as chair of the Audit Committee;
•$10,000 per year additionally for service as an Audit Committee member;
•$15,000 per year additionally for service as chair of the Compensation Committee;
•$7,675 per year additionally for service as a Compensation Committee member;
•$11,000 per year additionally for service as chair of the Nominating and Corporate Governance Committee; and
•$5,000 per year additionally for service as a Nominating and Corporate Governance Committee member.
All cash payments to non-executive directors, or the retainer cash payments, are paid quarterly in arrears on a pro-rated basis.
Equity Compensation. For fiscal year 2024, our non-executive directors were eligible for nondiscretionary, automatic grants of restricted stock units, except for any non-employee director who either (i) beneficially owns more than 2% of the outstanding and issued share capital of the Company, or (ii) is a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company.
•Initial award. Any eligible non-executive director is granted an initial award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 pro-rated for the amount of time that remains in the 12-month period prior to the next scheduled annual general meeting of the Company’s shareholders (and if the date of such annual general meeting of the Company’s shareholders is not known, the one-year anniversary of the most recent Annual Award referred to below granted to non-executive directors), rounded down to the nearest whole share (the “Initial Award”). The shares underlying the Initial Award will settle on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Initial Award is granted, subject to continued service through the applicable vesting date.
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•Annual award. For fiscal year 2024, on the date of the general meeting of the Company’s shareholders, each eligible non-executive director was eligible to be granted an award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 (the “Annual Award”). The shares underlying the Annual Award will settle on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Annual Award is granted, subject to continued service through the applicable vesting date.
The grant date fair value is computed in accordance with GAAP.
Any award of restricted stock units granted under our non-executive director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our Amended and Restated 2012 Stock Option Plan (the “Stock Plan”), provided that the director remains a director through such change in control. Further, our Stock Plan provides that in the event of a merger or such change in control, each outstanding equity award granted under our Stock Plan that is held by a non-executive director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such director remains a director through such merger or change in control.
Limitation on Liability and Indemnification Matters
Our articles of association provide that we will indemnify our current and former directors against:
•the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties we have asked them to fulfil;
•any compensation or financial penalties they owe as a result of an act or omission as referred to above;
•any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to above;
•the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and
•tax damage due to reimbursements in accordance with the above, to the extent this relates to the indemnified person’s current or former position with us and/or a group company and in each case to the extent permitted by applicable law.
No indemnification shall be given to an indemnified person insofar as:
•it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos), or seriously culpable. In that case, the indemnified person must immediately repay the sums reimbursed by the Company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness;
•the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or
•the indemnified person failed to notify the Company as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.
Our articles of association will not eliminate a director’s duty of care, and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain
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available under Dutch law. This provision also will not affect a director’s responsibilities under any other laws, such as the U.S. federal securities laws or other U.S. state or federal laws.
In addition to the indemnification included in our articles of association, we have entered into and expect to continue to enter into agreements to indemnify each of our current directors. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director of our Company, by reason of any action or inaction by them while serving as a director. In the case of an action or proceeding by, or in the right of, our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Our directors who are affiliated with venture capital funds also have certain rights of indemnification provided by their venture capital funds and the affiliates of those funds. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ liability insurance.
A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors pursuant to these indemnification provisions in our articles of association. Insofar as we may provide indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), to our directors pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is no pending litigation or proceeding naming any of our directors as to which indemnification is being sought.
Fiscal 2024 Non-Executive Director Compensation Table
The table below shows the total compensation awarded to those serving as non-executive directors for fiscal year 2024. Totals may not sum due to rounding.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Sohaib Abbasi (2)	42,657	199,994	(3)	242,651
Paul Auvil (2)	35,718	199,994	(3)	235,712
Jonathan Chadwick (4)	26,939	—		26,939
Alison Gleeson (2)	50,000	199,994	(3)	249,994
Shelley Leibowitz (2)	49,900	199,994	(3)	249,894
Caryn Marooney (2)	39,900	199,994	(3)	239,893
Chetan Puttagunta (2)	75,800	199,994	(3)	275,793
Steven Schuurman (5)	35,000	—		35,000
(1)The amounts shown represent the grant date fair value of restricted stock unit (“RSU”) awards granted in fiscal year 2024 for financial reporting purposes pursuant to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Such amounts do not represent amounts paid to or realized by the non-executive director. See Note 11, “Equity Incentive Plans,” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2024 regarding assumptions underlying valuation of equity awards. Additional information regarding the RSUs awarded to each non-executive director for fiscal year 2024 is set forth in the footnotes below.
(2)As of April 30, 2024, the non-executive director held 2,627 RSUs and no options to purchase ordinary shares.
(3)Represents the aggregate grant date fair value of RSUs granted to the incumbent non-executive directors on October 5, 2023, under the terms of our non-executive director compensation policy for
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fiscal year 2024 and the Stock Plan, and calculated in accordance with ASC 718 based on the closing market price of our ordinary shares on the grant date as reported on the NYSE.
(4)Mr. Chadwick’s term as a member of our board of directors expired at our 2023 annual general meeting of shareholders. As of April 30, 2024, Mr. Chadwick held no RSUs or options to purchase ordinary shares.
(5)Mr. Schuurman did not receive any grants of RSUs or options to purchase ordinary shares for fiscal year 2024 in accordance with our non-executive director compensation policy, which provides that a non-employee director who, at the time of appointment or the date of the annual general meeting, either (i) beneficially owned more than 2% of the outstanding and issued share capital of the Company, or (ii) was a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company, is not eligible to receive equity awards. As of April 30, 2024, Mr. Schuurman held no RSUs or options to purchase ordinary shares.

Board of Directors and Corporate Governance | Elastic 2024 Proxy Statement 25

VOTING PROPOSAL NO. 1
BOARD APPOINTMENTS
At the Annual Meeting, our shareholders will be asked to appoint nominee Shay Banon as an executive director and each of nominees Chetan Puttagunta and Shelley Leibowitz as non-executive directors to a term of service on the board of directors that will expire at the annual general meeting of shareholders to be held in 2027. Each of Messrs. Banon and Puttagunta and Ms. Leibowitz currently serves on the board of directors.
The board of directors is currently composed of nine directors. We have a one-tier board of directors, consisting of two executive directors and seven non-executive directors.
Under the Company’s articles of association, all directors may be appointed for a maximum term of three years, provided that such term will lapse immediately after the close of the first annual general meeting held after three years have lapsed since the appointment, or until their earlier death, resignation, or removal. A director may be reappointed, and the three-year maximum term may be deviated from, by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The terms of Messrs. Banon and Puttagunta and Ms. Leibowitz will expire at the Annual Meeting; the terms of Messrs. Kulkarni, Abbasi and Schuurman will expire at the annual general meeting of shareholders to be held in 2025; and the terms of Mr. Auvil and Ms. Gleeson and Ms. Marooney will expire at the annual general meeting of shareholders to be held in 2026.
Following the recommendation of the Nominating and Corporate Governance Committee, the board of directors has made a binding nomination to re-appoint Mr. Banon as an executive director and each of Mr. Puttagunta and Ms. Leibowitz as non-executive directors, in accordance with article 7.2 of the Company’s articles of association.
If shareholders appoint the nominees to the board of directors at the Annual Meeting, the terms of office for such directors will expire at the 2027 annual general meeting of shareholders.
Each nominee has consented to be named as a nominee in this proxy statement and to serve as director if appointed.
Other than as disclosed in this proxy statement regarding compensation for non-executive directors, which Mr. Puttagunta and Ms. Leibowitz would receive if appointed, there are no arrangements or understandings between the nominees, directors or executive officers and any other person pursuant to which our nominees, directors, or executive officers have been selected for their respective positions.
Required Vote
Messrs. Banon and Puttagunta and Ms. Leibowitz will each be appointed to the board of directors unless a two-thirds majority of the votes cast at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against such nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
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VOTING PROPOSAL NO. 2
ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS
At the Annual Meeting, our shareholders will be asked to adopt the Dutch Statutory Annual Accounts for fiscal year 2024, which are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). The report of PricewaterhouseCoopers Accountants N.V. for fiscal year 2024 is included in the Dutch Statutory Annual Accounts.
In accordance with article 10.1.4 of the Company’s articles of association, the board of directors of the Company has determined that the net income for fiscal year 2024 shall be deducted from accumulated losses.
As a public company with limited liability incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the accounts and submit them to shareholders for adoption. The Company’s Dutch Statutory Annual Accounts are different from the consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2024, which were prepared in accordance with GAAP and filed with the SEC.
A copy of the Dutch Statutory Annual Accounts will be available free of charge on our website at ir.elastic.co and at our offices in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
A representative of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if the representative desires to do so.
Required Vote
The adoption of the Company’s Dutch Statutory Annual Accounts for fiscal year 2024 requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS.
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VOTING PROPOSAL NO. 3
APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF DUTCH STATUTORY ANNUAL ACCOUNTS
In accordance with our articles of association, the Board has nominated PricewaterhouseCoopers Accountants N.V. for appointment to serve as the external auditor of our Dutch Statutory Annual Accounts to be prepared in accordance with IFRS for the fiscal year ending April 30, 2025. At the Annual Meeting, our shareholders will be asked to appoint PricewaterhouseCoopers Accountants N.V. as external auditor of such annual accounts. PricewaterhouseCoopers Accountants N.V. has acted as the auditor of our Dutch Statutory Annual Accounts since 2018.
Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Required Vote
The appointment of PricewaterhouseCoopers Accountants N.V. requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS FOR THE FISCAL YEAR ENDING APRIL 30, 2025.

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VOTING PROPOSAL NO. 4
RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the GAAP consolidated financial statements of the Company for the fiscal year ending April 30, 2025. In addition, the board of directors has directed that management submit the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for ratification by our shareholders at the Annual Meeting. The board of directors recommends that shareholders vote “FOR” the ratification and selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2018.
Although action by shareholders is not required by law, the board of directors has determined that ratification of this selection affords shareholders an opportunity to provide their view to the Company on an important issue of corporate governance. Notwithstanding the ratification of this selection by the shareholders, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interest of the Company and its stakeholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Principal Accounting Fees and Services
The following table presents fees for professional audit services and other services rendered to the Company by its principal independent registered public accounting firm and its affiliates for fiscal years 2024 and 2023. The dollar amounts in the table are in thousands.

	Fiscal Year 2024	Fiscal Year 2023
Audit Fees (1)	$3,915	$3,569
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	7	11
Total	$3,922	$3,580
(1)Audit Fees consist of fees for professional services rendered in connection with the integrated audit of our annual financial statements, management’s report on internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These services include subscription fees paid for access to online accounting research software and regulatory applications.
All services provided by PricewaterhouseCoopers LLP and its affiliates for our fiscal years 2024 and 2023 were approved by our Audit Committee.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has established a policy governing the Company’s use of its principal independent registered public accounting firm for non-audit services. Under the policy, the Audit
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Committee must pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, unless subsequent approval is permitted under the rules and regulations of the SEC, in order to ensure that the provision of such services does not impair the public accountants’ independence.
Required Vote
The ratification of the selection of PricewaterhouseCoopers LLP requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2025.
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REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.
Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles, and internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended April 30, 2024 with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP critical audit matters included in the firm’s audit opinion and discussed the firm’s opinion regarding the Company’s internal control over financial reporting. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope, plans, and estimated costs of PricewaterhouseCoopers LLP’s audits. To address independence, the Audit Committee met separately with PricewaterhouseCoopers LLP and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also met with PricewaterhouseCoopers LLP periodically to discuss the results of their examinations, the overall quality of the Company’s financial reporting, and their reviews of the Company’s quarterly financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee:
Paul Auvil (Chairperson)
Shelley Leibowitz
Chetan Puttagunta

Report of the Audit Committee | Elastic 2024 Proxy Statement 31

VOTING PROPOSAL NO. 5
GRANT OF FULL DISCHARGE TO EXECUTIVE DIRECTORS
At the Annual Meeting, our shareholders will be asked to grant a discharge to the executive directors of the Company who were in office during fiscal year 2024 from their liability with respect to the performance of their duties as executive directors of the Company during fiscal year 2024. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANT OF FULL DISCHARGE FROM LIABILITY TO THE EXECUTIVE DIRECTORS.
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VOTING PROPOSAL NO. 6
GRANT OF FULL DISCHARGE TO NON-EXECUTIVE DIRECTORS
At the Annual Meeting, our shareholders will be asked to grant a discharge to the non-executive directors of the Company who were in office during fiscal year 2024 from their liability with respect to the performance of their duties as non-executive directors of the Company during fiscal year 2024. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the non-executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANT OF FULL DISCHARGE FROM LIABILITY TO THE NON-EXECUTIVE DIRECTORS.

Proposal 6 - Discharge to Non-Executive Directors | Elastic 2024 Proxy Statement 33

VOTING PROPOSAL NO. 7
AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES
At the Annual Meeting, our shareholders will be asked to authorize the board of directors, on the Company’s behalf, to issue the Company’s ordinary shares and grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of August 21, 2024 (the “2024 Share Authorization”). The 2024 Share Authorization, if approved, will be valid for a period of 18 months from the date of the Annual Meeting until April 1, 2026 and will supersede and replace the board of directors’ existing authority to issue ordinary shares or to grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of August 21, 2023 granted at the Company’s annual general meeting of shareholders held on October 5, 2023 (the “2023 Share Authorization”).
Reasons for the 2024 Share Authorization
Pursuant to the 2023 Share Authorization, until April 5, 2025, our board of directors currently has the authority to issue ordinary shares or to grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of August 21, 2023.
We are requesting approval of the 2024 Share Authorization to comply with provisions of our articles of association under Dutch law that govern the power of our board of directors to authorize the issuance of our ordinary shares and grants of rights to acquire our ordinary shares, such as warrants, options and other securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, ordinary shares.
Boards of directors of U.S.-incorporated companies generally have the power, subject to exceptions specified in their corporate law, to issue shares of their capital stock and to grants rights to acquire their capital stock without approval of their shareholders. As a company incorporated under Dutch law, we are subject to different legal requirements with regard to the authority of our board of directors. Our articles of association provide that ordinary shares may be issued, or rights to subscribe for our ordinary shares may be granted, either pursuant to a resolution of the general meeting of shareholders or, alternatively, by our board of directors only if so authorized by the general meeting of shareholders.
Approval of this voting proposal would preserve the ability of our board of directors, to the extent of the 2024 Share Authorization, to authorize share issuances and grants of rights consistent with the authority it has possessed since the Company’s initial public offering. If our shareholders grant the 2024 Share Authorization, the authorization will expire 18 months from the date of the Annual Meeting. If our shareholders do not grant the 2024 Share Authorization, the 2023 Share Authorization will remain in effect until April 5, 2025.
At the Annual Meeting, our shareholders will therefore be asked to approve the 2024 Share Authorization to preserve the ability of the board of directors to issue the Company’s ordinary shares and grant rights to acquire the Company’s ordinary shares. Our shareholders will also be asked at the Annual Meeting, in voting proposal no. 8, to authorize the board of directors to restrict or exclude pre-emptive rights on the issuance of ordinary shares or grant of rights covered by the 2024 Share Authorization up to a number of shares equal to 10% of the issued share capital of the Company as of August 21, 2024.
Authorization of boards of directors to issue ordinary shares with certain limitations is market standard, and is generally a recurring agenda item at annual shareholders meetings of U.S.-listed companies incorporated under Dutch law.
The 2024 Share Authorization will allow us to pursue certain transactions requiring future issuances of the Company’s ordinary shares or future grants of rights to acquire the Company’s shares, including securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, the Company’s ordinary shares, which we refer to as convertible securities. Those transactions may include, among others:
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•the issuance of ordinary shares and convertible securities in connection with the Stock Plan and the 2022 employee stock purchase plan;
•the issuance of ordinary shares and convertible securities in connection with acquisitions of other companies and other business combinations, and otherwise in connection with the growth and expansion of our business;
•the issuance of ordinary shares or convertible securities in connection with capital-raising and other financing transactions, strategic transactions and recapitalization transactions, or the declaration of stock dividends; and
•the issuance of ordinary shares or convertible securities in connection with other corporate transactions that implement proper business purposes determined by our board of directors to be advisable and in the best interest of the Company and our stakeholders.
As of the date of this proxy statement, we have no plans to issue ordinary shares or convertible securities other than where necessary to implement the Stock Plan and the 2022 employee stock purchase plan. Many of the above types of transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to authorize the issuance of additional ordinary shares or convertible securities. The board of directors believes that it is advisable and in the best interest of the Company and our stakeholders to provide the 2024 Share Authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities or acquisitions when market conditions are favorable. The terms of any future issuance of ordinary shares, including any issuance pursuant to convertible securities, will depend largely upon market and financial conditions, the nature and terms of any prospective transaction, and other factors existing at the time of issuance.
If our shareholders approve the 2024 Share Authorization, the additional ordinary shares and convertible securities would be available for future issuance without future action by our shareholders, unless such an action would be required by applicable laws or regulations, including requirements of Dutch law or the rules of the NYSE, on which our ordinary shares currently are listed, or of any other national securities exchange on which the ordinary shares may be listed in the future.
The issuance of a large number of ordinary shares could dilute the Company’s shareholders and reduce the trading price of the Company’s ordinary shares on the NYSE.
Currently Authorized Share Capital
Our articles of association provide that up to 330,000,000 shares in the Company’s share capital may be issued, each with a nominal value of €0.01, consisting of:
•165,000,000 ordinary shares, of which a total of 102,745,499 shares were issued and outstanding as of August 21, 2024; and
•165,000,000 preference shares, of which no shares were issued and outstanding as of August 21, 2024.
The ordinary shares are registered under the Exchange Act and listed on the NYSE. We have no other class of share capital that is registered under the Exchange Act or listed on any securities exchange.
If our shareholders approve the 2024 Share Authorization, the ordinary shares that may be issued pursuant to the 2024 Share Authorization will be part of the existing class of ordinary shares and will have no effect on the terms of the ordinary shares or the rights of the holders of ordinary shares. If and when issued, ordinary shares will have the same rights and privileges as the ordinary shares that are currently outstanding.
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Required Vote
The resolution to grant the 2024 Share Authorization requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES.
Proposal 7 - Issue Ordinary Shares | Elastic 2024 Proxy Statement 36

VOTING PROPOSAL NO. 8
AUTHORIZATION OF THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS FOR ISSUANCES OF SHARES AND GRANTS OF RIGHTS
At the Annual Meeting, our shareholders will be asked to authorize the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights to acquire ordinary shares under the 2024 Share Authorization described in voting proposal no. 7, if such authorization is approved by our shareholders, provided that the authorization to exclude pre-emptive rights will be limited to a number of shares equal to 10% of the issued share capital of the Company as of August 21, 2024 (the “2024 Pre-emptive Rights Authorization”). The 2024 Pre-emptive Rights Authorization, if approved, will be valid for a period of 18 months from the date of the Annual Meeting until April 1, 2026 and will supersede and replace the board of directors’ existing authority to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights to acquire ordinary shares (limited to a number of shares equal to 10% of the issued share capital of the Company as of August 21, 2023) that may be granted under the 2023 Share Authorization that was authorized at the Company’s annual general meeting of shareholders held on October 5, 2023 (the “2023 Pre-emptive Rights Authorization”).
Approval of the 2024 Pre-emptive Rights Authorization would permit the board of directors to issue shares in an amount of up to 10% of the issued share capital of the Company as of August 21, 2024 pursuant to its authority under the 2024 Share Authorization, if approved at the Annual Meeting, without requiring that holders of our ordinary shares be given rights to subscribe on a pro rata basis for any issue of new ordinary shares, or to subscribe for ordinary shares upon a grant of rights, such as warrants, options and other securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, ordinary shares, where this would otherwise have been required as a matter of Dutch law. Pre-emptive rights are granted by provisions of our articles of association in accordance with Dutch law, but are generally not a feature of share issuances by U.S.-incorporated public companies.
Pre-emptive Rights
Dutch law and our articles of association give holders of ordinary shares pre-emptive rights to subscribe on a pro rata basis for certain issues of new ordinary shares or, upon a grant of rights, to subscribe for ordinary shares. Holders of ordinary shares have no pre-emptive rights upon (i) the issue of ordinary shares against a payment in kind (being a contribution other than in cash); (ii) the issue of ordinary shares to our employees or the employees of a member of our group; and (iii) the issue of ordinary shares to persons exercising a previously granted right to subscribe for ordinary shares.
Pursuant to our articles of association, a general meeting of shareholders may restrict or exclude the pre-emptive rights of shareholders or designate our board of directors to do so. A resolution of the general meeting to restrict or exclude pre-emptive rights may be adopted only if and insofar as the board of directors is not authorized to restrict or exclude pre-emptive rights, on the proposal of our board of directors.
The designation of our board of directors as the body competent to restrict or exclude the pre-emptive rights may be extended by a resolution of a general meeting for a period not exceeding five years in each case. Designation by resolution of the shareholders at a general meeting may not be withdrawn unless determined otherwise at the time of designation.
Reasons for the 2024 Pre-emptive Rights Authorization
If the 2024 Share Authorization is approved in accordance with voting proposal no. 7, approval of the 2024 Pre-emptive Rights Authorization at the Annual Meeting would preserve the ability of our board of directors, to the extent of the 2024 Pre-emptive Rights Authorization, to authorize share issuances and grant rights free of pre-emptive rights consistent with the authority it has possessed since the Company’s initial public offering. If our shareholders grant the 2024 Pre-emptive Rights Authorization, the authorization will expire 18 months from the date of the Annual Meeting. If our shareholders do not grant
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the 2024 Pre-emptive Rights Authorization, the 2023 Pre-emptive Rights Authorization will remain in effect until April 5, 2025.
Authorization of boards of directors to restrict or exclude pre-emptive rights on ordinary shares with certain limitations is market standard, and is generally a recurring agenda item at annual shareholders meetings of U.S.-listed companies incorporated under Dutch law.
The 2024 Pre-emptive Rights Authorization will allow us to pursue certain transactions requiring future issuances of ordinary shares or future grants of rights to acquire ordinary shares, as more fully described in voting proposal no. 7. Many such transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to restrict or exclude pre-emptive rights on ordinary shares or grants of rights. The board of directors believes that it is advisable and in the best interest of the Company and our stakeholders to provide the 2024 Pre-emptive Rights Authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue certain potential transactions described in voting proposal no. 7.
Required Vote
The resolution to grant the 2024 Pre-emptive Rights Authorization requires an affirmative vote of a two-thirds majority of the votes cast at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented, provided that the affirmative vote of a simple majority of the votes cast will be sufficient for approval if at least half of the issued and outstanding ordinary shares of the Company are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS FOR ISSUANCES OF ORDINARY SHARES AND GRANTS OF RIGHTS AUTHORIZED.
Proposal 8 - Restrict or Exclude Pre-Emptive Rights | Elastic 2024 Proxy Statement 38

VOTING PROPOSAL NO. 9
AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE ORDINARY SHARES IN THE CAPITAL OF THE COMPANY
At the Annual Meeting, our shareholders will be asked to authorize the board of directors, on the Company’s behalf, for a period of 18 months after the Annual Meeting date, to repurchase the Company’s ordinary shares up to a maximum of 10% of the issued share capital at the date of acquisition on a stock exchange or otherwise, at a price per share between (i) an amount equal to the nominal value of the ordinary shares and (ii) an amount equal to 110% of the market price of an ordinary share on such stock exchange, the market price being the average of the highest price on each of the five days of trading prior to the day of the acquisition. This authorization, if approved by our shareholders, will supersede and replace the board of directors’ existing repurchase authorization approved by shareholders at the 2023 annual general meeting of shareholders on October 5, 2023.
Pursuant to Dutch law and our articles of association, our board of directors requires, subject to certain exemptions, an authorization by our shareholders to be able to repurchase shares in the Company's capital. The purpose of this proposal to renew the board’s existing authority is to give the board flexibility to repurchase ordinary shares for, among other purposes, effecting the return of capital to the Company’s shareholders and/or, to the extent such authorization is required, fulfilling the Company’s obligations under its Stock Plan and the 2022 employee stock purchase plan.
Required Vote
The resolution to authorize the board of directors to repurchase ordinary shares in the capital of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE ORDINARY SHARES IN THE CAPITAL OF THE COMPANY.

Proposal 9 - Share Repurchase Authorization | Elastic 2024 Proxy Statement 39

VOTING PROPOSAL NO. 10
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At the Annual Meeting, our shareholders will be asked to approve, on a non-binding and advisory basis, the compensation of our named executive officers as described in this proxy statement. You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provides a comprehensive review of our executive compensation program and its elements, objectives and rationale that emphasize performance-dependent pay to motivate and reward long-term value creation for the Company.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, our shareholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 annual meeting of shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative.”
A vote on this resolution, which is advisory, is not binding on the board of directors or the Compensation Committee. Nevertheless, our board of directors appreciates your input as it considers the compensation of our named executive officers, and our board of directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The next advisory shareholder vote on the compensation of our named executive officers will occur at our 2025 annual general meeting of shareholders.
Required Vote
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 10 - Say on Pay | Elastic 2024 Proxy Statement 40

EXECUTIVE OFFICERS
The following table provides information regarding our current and appointed executive officers as of August 21, 2024. Executive officers are appointed by our board of directors to hold office until their successors are appointed and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Ashutosh Kulkarni	49	Executive Director and Chief Executive Officer
Janesh Moorjani	51	Chief Financial Officer and Chief Operating Officer
Shay Banon	46	Executive Director and Chief Technology Officer
Ken Exner	51	Chief Product Officer
Mark Dodds	58	Chief Revenue Officer
Carolyn Herzog	57	Chief Legal Officer
For biographical information about each of Messrs. Kulkarni and Banon, see “Board of Directors and Corporate Governance—Continuing Directors” and “Board of Directors and Corporate Governance—Nominees for Director.”

Janesh Moorjani has served as our COO since May 2022 and our CFO since August 2017. Prior to joining us, he served in various senior leadership, finance and sales positions at Infoblox, VMware, Cisco, PTC, a global product development software company, and Goldman Sachs. Mr. Moorjani currently also serves on the board of directors of PTC. Mr. Moorjani holds a Bachelor of Commerce degree from the University of Mumbai and an M.B.A. from the Wharton School of the University of Pennsylvania.

Ken Exner has served as our Chief Product Officer (“CPO”) since August 2022. Prior to his appointment, he was the head of Developer Tools at Amazon from April 2013 to Aug 2022. Prior to that service, Mr. Exner served in other senior leadership, developer and product management roles at Amazon Web Services from 2006 to 2013. Mr. Exner previously founded and managed various startup companies focused on software tools for a broad range of industries. Mr. Exner holds a bachelor of science degree from the Haas School of Business at the University of California, Berkeley.

Mark Dodds has served as our Chief Revenue Officer (“CRO”) since December 2023. Prior to joining us, he served in multiple leadership positions spanning 23 years at Cisco, a global digital communications company, most recently as Senior Vice President, Global Services & Software Sales from August 2020 to December 2022 and before that as Senior Vice President, Global Enterprise Segment from July 2018 to August 2020. Mr. Dodds holds a B.S. in marketing from Clemson University.

Carolyn Herzog has served as our Chief Legal Officer since May 2022. Prior to joining us, she served as Executive Vice President and General Counsel of Arm, a semiconductor and software design company, from January 2017 to February 2022. From December 2000 to January 2017, Ms. Herzog served with Symantec, a cybersecurity software and services company, in various roles, most recently as Chief Compliance Officer and Deputy General Counsel. Ms. Herzog holds a B.A. in French language and literature and music from Washington University and a J.D. from the University of Wisconsin-Madison.

Executive Officers | Elastic 2024 Proxy Statement 41

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes in detail our executive compensation program for fiscal year 2024 and provides an overview of our executive compensation philosophy and our principal compensation policies and practices. It discusses the key factors that the Compensation Committee (or the board of directors in the case of our executive directors) considered in determining (or recommending) the compensation decisions for our named executive officers (“NEOs”) for fiscal year 2024.
The Compensation Committee reviews the compensation of our named executive officers. The compensation of our CEO and CTO, who are our executive directors, is determined by the board of directors upon the recommendation of the Compensation Committee. The CEO and the CTO may not take part in the deliberations and decision-making of the board of directors concerning executive director compensation. The compensation of our other named executive officers is determined by the Compensation Committee.
Named Executive Officers
For fiscal year 2024, our NEOs were:
•Ashutosh Kulkarni, our CEO
•Janesh Moorjani, our CFO and COO
•Shay Banon, our CTO
•Mark Dodds, our CRO
•Ken Exner, our CPO

Executive Summary
Elastic, the Search AI Company, enables our customers to find the answers they need in real time, using all of their data, at scale. The Elastic Search AI Platform, which we refer to as our “platform,” combines the power of search with AI to help companies solve real-time business problems, unlock potential value, and achieve better outcomes. Our platform, available as both a hosted, managed service across public clouds as well as self-managed software, allows our customers to find insights and drive AI and machine learning use cases from large amounts of data.
We offer three search-powered solutions – Search, Observability, and Security – that are built on the platform. We help organizations, their employees, and their customers find what they need faster, while keeping mission-critical applications running smoothly, and protecting against cyber threats. As digital transformation drives mission-critical business functions to the cloud, we believe that every company must incorporate search AI capabilities across IT and line-of-business organizations to find the answers that matter from all of its data in real-time and at scale.
Our business model is based primarily on a combination of a paid Elastic-managed hosted service offering and paid and free proprietary self-managed software. Our paid offerings for our platform are sold via subscription through resource-based pricing, and all customers and users have access to varying levels of features across all solutions. In Elastic Cloud, our family of cloud-based offerings, we offer various subscription tiers tied to different features. For users who download our software, we make some of the features of our software available free of charge, allowing us to engage with a broad community of developers and practitioners and introduce them to the value of the Elastic Stack. We believe in the importance of an open software development model, and we develop the majority of our software in public repositories as open code under a proprietary license. Unlike some companies, we do not build an enterprise version that is separate from our free distribution. We maintain a single code base across both
Executive Compensation | Elastic 2024 Proxy Statement 42

our self-managed software and Elastic-hosted services. All of these actions help us build a powerful commercial business model that we believe is optimized for product-driven growth.
Fiscal Year 2024 Financial Highlights
Fiscal year 2024 was a strong year for us marked by significant growth in our business. Our fiscal year 2024 financial highlights included the following:
•Total revenue was $1.267 billion, an increase of 19% over fiscal year 2023.
•Elastic Cloud revenue was $548 million, an increase of 29% over fiscal year 2023.
•GAAP operating loss was $130 million, while GAAP operating margin was -10%.
•Non-GAAP operating profit was $142 million, while non-GAAP operating margin was 11%.
•GAAP net earnings per share was $0.62, while non-GAAP net earnings per share was $1.24.
•Operating cash flow was $148.8 million with adjusted free cash flow of $169 million.

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating profit, non-GAAP operating margin, non-GAAP net earnings per share, and adjusted free cash flow. For additional information and a reconciliation of each non-GAAP financial measure above to the most directly comparable financial measure stated in accordance with GAAP, see Appendix A.

Executive Compensation | Elastic 2024 Proxy Statement 43

Fiscal Year 2024 Executive Compensation Highlights
Consistent with our compensation objectives and following a review of data summarizing the competitive market environment and the other factors described below, the Compensation Committee (and, in the case of our CEO and CTO, the board of directors upon the recommendation of the Compensation Committee) took the following key actions with respect to the compensation of our named executive officers during fiscal year 2024:

•Pay For Performance - Maintained emphasis on variable and long-term equity compensation elements as the most significant component of compensation for each named executive officer. In aggregate, fixed salary made up 7.3% of target total direct compensation for named executive officers for fiscal year 2024.
•Introduced Performance Share Units - Implemented a performance share unit (“PSU”) plan under which PSU grants represented 24.6% of fiscal year 2024 annual equity awards issued to named executive officers in aggregate, subject to a three-year vesting period. Attainment under the plan is based on achievement of a fiscal year 2024 total revenue target to further align NEO pay outcomes with Company growth that drives long-term shareholder value.

•Amended Executive Bonus Plan Design to Align with Annual Performance Period - Strengthened the tie between fiscal year objectives and short-term incentive payout by moving our executive bonus plan from a semi-annual performance period to an annual performance period.
•Adjusted Weighting of Executive Bonus Plan Metrics - The bonus plan metrics of Cloud Revenue, total revenue, and non-GAAP operating margin remained the same, but the weighting of the metrics was adjusted to reflect our focus on growing our revenue while expanding margin, with the weighting of non-GAAP operating margin increased from 20% to 35%.
•Adopted Share Ownership Policy - To further align the long-term interests of named executive officers and non-executive directors with those of the Company’s stakeholders, adopted a share ownership policy that establishes the minimum value of Company ordinary shares that NEOs must hold relative to their annual base salary and that non-executive directors must hold relative to their annual cash retainer.
•Adopted Clawback Policy - Building on the clawback provisions of our remuneration policy, adopted a clawback policy in November 2023 that extends to named executive officers and further enables the Company to recover erroneously awarded compensation in the event of an accounting restatement in compliance with SEC rules.

Fiscal Year 2024 Executive Officer Appointment
On December 7, 2023, Mr. Dodds joined the Company as CRO. In connection with this appointment, we entered into an employment letter dated December 1, 2023 (the “Dodds Employment Letter”) with Mr. Dodds. Pursuant to the Dodds Employment Letter, our initial compensation arrangement with Mr. Dodds provided for an initial base salary of $500,000; a one-time sign-on bonus of $200,000; a target annual cash incentive award opportunity equal to 60% of his annual base salary, subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan; and a new-hire equity award with an aggregate approximate value of $10 million in the form of an RSU award that may be settled for ordinary shares upon vesting over a four-year period as described in “Long-Term Incentive Compensation
Executive Compensation | Elastic 2024 Proxy Statement 44

– New Hire Equity Award for Mr. Dodds.” Additionally, Mr. Dodds entered into our standard form of Change in Control and Severance Agreement.
In establishing the initial compensation arrangement with Mr. Dodds, management engaged our compensation consultant to design an offer that took into account the requisite experience and skills necessary to manage a growing business in our industry with an eye toward the competitive market for similar positions at comparable companies. For a summary of the key terms and conditions of Mr. Dodds’ employment offer letter, see “Executive Compensation Tables – Named Executive Officer Employment Letters” below.
Shareholder Engagement in Fiscal Year 2024
At the 2023 annual general meeting of shareholders, our advisory vote on the compensation of our named executive officers (the “Say-on-Pay” vote) received approximately 83% support from our shareholders. We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand their priorities and concerns. We believe that ongoing engagement builds mutual trust and alignment and is essential to our long-term success.
In fiscal year 2024, we continued to engage in discussions with shareholders aimed at understanding their views on executive compensation, corporate governance and other matters. Our management team regularly updates our board of directors on these engagement efforts. The regular feedback we receive from our shareholders has helped to shape the executive compensation programs and practices adopted by management and our Compensation Committee.
Feedback that we heard from shareholders was well-aligned with changes that were implemented in fiscal year 2024, including the adoption of a PSU program, amending the executive bonus plan to incorporate an annual performance period, the alignment of the metrics and weightings used in performance-based compensation plans to drivers of shareholder value, and the introduction of new clawback and share ownership policies for named executive officers.
Taking into account a variety of considerations, including shareholder feedback, the Compensation Committee adopted a PSU program effective with the fiscal year 2024 annual grants. In our shareholder engagements, we discussed the intent to increase the percentage of PSUs within the total equity award value over time. For fiscal year 2024, approximately 25% of named executive officer annual equity compensation was in the form of PSUs. For fiscal year 2025, PSUs account for approximately 35% of the expected annual equity compensation of named executive officers. We intend to continue increasing the proportion of PSUs granted in the future until PSUs represent 50% of the annual equity award mix.
Executive Compensation Policies and Practices
Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We endeavor to structure compensation in a manner that is competitive, rewards achievement of our business objectives, and aligns our named executive officers’ interests with those of our shareholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide market competitive compensation and benefits that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;
•establish a strong link between our financial and operational results, strategic objectives, and executive compensation to deliver pay for performance; and
•align the interests and objectives of our executives with those of our shareholders by tying long-term incentive compensation opportunities to shareholder value creation and linking short-term cash incentives to our annual financial performance metrics.
The annual compensation of our named executive officers consists of base salary, long-term incentive compensation in the form of equity awards, and short-term incentive compensation in the form of an
Executive Compensation | Elastic 2024 Proxy Statement 45

annual cash bonus plan. The pay mix for each named executive officer is established annually taking into consideration a number of factors such as our compensation philosophy, the market for executive talent, and the value of unvested equity held by our executives. The Committee and management are committed to a design in which the majority of compensation delivered to our executives is in the form of variable (or “at risk”) compensation, and performance-based compensation is a significant portion of total compensation for named executive officers.
Executive Compensation Governance Practices and Policies
We maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term objectives in light of the dynamic nature of our business and the markets in which we compete for executive talent. Below is a summary of our executive compensation-related policies and practices in effect during fiscal year 2024:

What We Do	What We Don’t Do
✔ Emphasize a pay for performance philosophy with a majority of executive pay variable (or “at-risk”) to align the interests of our named executive officers and shareholders

✔ Establish rigorous performance targets with caps on payout of short-term cash incentives and performance-based equity compensation

✔ Maintain a comprehensive clawback policy with provisions covering short-term and long-term incentive compensation

✔ Require minimum share ownership by all named executive officers and non-executive directors

✔ Ensure the Compensation Committee is composed entirely of independent directors

✔ Engage an independent compensation consultant as an advisor to the Compensation Committee

✔ Conduct regular evaluation of our executive compensation practices that includes market compensation analysis and peer group review

✔ Uphold a “double trigger” provision for all change-in-control payments and benefits

✘ No guaranteed payout of performance-based compensation

✘ No supplemental benefits provided to named executive officers above the broad-based programs available to all employees

✘ No tax payments or gross-ups on benefits

✘ No “Golden Parachute” tax payments on change-in-control arrangements

✘ No hedging or pledging of our securities

✘ No stock option repricing or exchanges

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing and evaluating the compensation plans, policies and practices applicable to our named executive officers. The Committee also maintains oversight of our company-wide compensation and benefits policies. Our board of directors has delegated express authority to the Compensation Committee to serve as the administrator of the Company’s Stock Plan.
The Compensation Committee has authority to make decisions regarding the compensation of our named executive officers, other than our CEO and CTO, for whom it makes recommendations to the board of directors. In 2018, we proposed, and our shareholders adopted, a Remuneration Policy (as
Executive Compensation | Elastic 2024 Proxy Statement 46

required by Dutch corporate law) under which the board of directors is empowered to make all final decisions regarding the compensation for our CEO and CTO within the framework of the policy. The CEO and the CTO may not take part in the deliberations and decision-making of the board of directors concerning executive director compensation.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which each embodies our executive compensation philosophy, develops strategies and makes decisions aligned with best compensation practices, and reviews the performance of our named executive officers when making decisions and recommendations with respect to their compensation.
The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and updated as appropriate. The charter is available in the “Investor Relations” section of our website, which is located at ir.elastic.co, under “Governance—Corporate Governance.”
The Compensation Committee has the sole authority to retain an external compensation consultant to assist the committee in fulfilling its responsibilities. The Compensation Committee, however, exercises its own judgment in making decisions and recommendations with respect to the compensation of our named executive officers.
Role of the Compensation Consultant
The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In fiscal year 2024, the Compensation Committee retained Compensia, Inc. (“Compensia”) as its compensation consultant. Compensia attended meetings of the Compensation Committee as requested and advised on executive compensation matters, including competitive market pay practices for our named executive officers and the composition of our compensation peer group.
The Compensation Committee annually reviews the independence of the compensation consultant and conducts a conflict of interest assessment. In its fiscal year 2024 review, the Compensation Committee determined that Compensia is independent from Elastic’s management and that no conflict of interest exists between Elastic and Compensia.
Role of Management
In fulfilling its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Management assists the Compensation Committee by providing perspective on compensation matters as well as information on corporate and individual performance. Management also provides Compensia with compensation data pertaining to our executive officers. The Compensation Committee solicits, reviews, and discusses with the CEO his proposals with respect to compensatory program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation and other compensation-related matters for our named executive officers (except with respect to compensation of our CEO and CTO), as one factor in determining and approving their compensation.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides in measuring the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. Our compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is one of several factors the Compensation Committee considers in making its decisions and recommendations with respect to the compensation of our named executive officers.
Executive Compensation | Elastic 2024 Proxy Statement 47

After consultation with Compensia, the Compensation Committee approved the following compensation peer group as part of its decision-making process for fiscal year 2024 executive compensation actions. In identifying and selecting the companies for the compensation peer group, the following primary criteria were considered:
•similar sector – publicly traded companies in the software and internet services sectors identified on a national basis;
•similar revenue – within a range of approximately 0.5 to approximately 2 times our trailing four fiscal quarters’ revenue; and
•similar market capitalization – within a range of approximately 0.33 to approximately 3.0 times our market capitalization as of the measurement date.

Peer Group for Fiscal Year 2024

•Alarm.com	•Five9	•Nutanix	•Sprinklr
•Alteryx	•HubSpot	•Okta	•Tenable
•Box	•Informatica	•Rapid7	•UiPath
•Cloudflare	•MongoDB	•Smartsheet	•Unity Software
•Dynatrace	•New Relic	•Splunk	•Zscaler

The Compensation Committee reviews our compensation peer group annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. The fiscal year 2024 peer group reflects the removal of Avalara, Coupa Software, Paylocity Holding, The Trade Desk, and Zendesk and the addition of Box, Dynatrace, Informatica, Nutanix, Sprinklr, UiPath, and Unity Software.
Pay for Performance Philosophy
We strive to design our executive compensation program to balance the goals of attracting, motivating, rewarding, and retaining our named executive officers with those of promoting the interests of our shareholders and other stakeholders, such as our users, customers, employees, and creditors. To this end, we seek to ensure our program is designed so that a meaningful portion of our named executive officers’ annual target total direct compensation is variable in nature. We do not determine “variable” or “fixed” pay for any named executive officer with reference to a specific percentage of target total direct compensation since the mix may change from year to year to address current corporate objectives.
Our pay for performance philosophy is reflected in the target total direct compensation opportunities established for our named executive officers. In fiscal year 2024, the majority of the target total direct compensation granted to our named executive officers consisted of variable pay in the form of a performance-driven annual cash incentive plan and long-term equity compensation. We increased the performance-based portion of our executive compensation by granting PSUs as part of our fiscal year 2024 long-term incentive awards. With respect to Mr. Kulkarni, fixed pay, in the form of base salary, made up 4.8% of his target total direct compensation, while variable pay, consisting of the target annual cash incentive awards and long-term equity compensation in the form of RSU and PSU awards, accounted for 95.2% of his annualized target total direct compensation.
The target total direct compensation packages of our other named executive officers were structured similarly to that of Mr. Kulkarni. In aggregate, fixed pay made up 7.3% of our named executive officers’ target total direct compensation, while variable pay accounted for 92.7% of their annualized target total direct compensation.

Executive Compensation | Elastic 2024 Proxy Statement 48

Compensation Elements
Our executive compensation program consists principally of base salary, annual short-term cash incentive compensation, and long-term equity compensation.

Compensation Element	Description and Purpose	Aggregate % of NEO Target Total Direct Compensation (1)
Base Salary	Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.	7.3%
Annual Short-Term Cash Incentive Compensation	The executive bonus plan provides cash incentive awards to selected employees, including our named executive officers, based upon performance against predetermined annual financial metrics. We believe that the financial performance measures used in the executive bonus plan contribute to driving the creation of long-term stakeholder value, including shareholder value, and play an important role in influencing the performance of our named executive officers, who are most directly responsible for our overall success.	5.2%
Long-Term Incentive Compensation (Equity)
We view long-term incentive compensation in the form of equity awards as the most critical element of our executive compensation program. We use equity awards to reward our named executive officers for long-term corporate performance based on the value of our ordinary shares, thereby aligning their interests with the interests of our stakeholders. The realized value of these equity awards bears a direct relationship to our stock price, providing an incentive for our named executive officers to create value for our shareholders. Equity awards also help us retain our named executive officers in a highly competitive market, contributing to the long-term value creation for all our stakeholders.

PSUs were introduced as part of the award mix for named executive officers in fiscal year 2024 and represented approximately 25% of their overall grant value for that fiscal year.
		87.5%
(1) Aggregate percentages exclude compensation elements for Mr. Dodds given that his fiscal year 2024 equity grant was a new-hire grant that is one-time in nature and not representative of our standard annual equity grants to named executive officers.

Executive Compensation | Elastic 2024 Proxy Statement 49

Setting Target Total Direct Compensation
Each year, the Compensation Committee conducts a review of the compensation arrangements of our named executive officers. As part of this review, the Compensation Committee evaluates base salary, short-term cash incentive opportunity, and long-term equity compensation along with all related performance criteria.
In addition to the approach described under the “Compensation-Setting Process” section above, the members of the Compensation Committee apply their professional experience to consider the following factors:
•our executive compensation program objectives;
•the current business climate, including competitive opportunities and challenges, and our performance against the financial, operational and strategic objectives established by the Compensation Committee and our board of directors;
•the scope of each named executive officer’s role and responsibilities, along with their knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group; and
•the prior performance of each individual named executive officer, based on a subjective assessment of their contributions to our overall performance and the potential of each to contribute to our long-term financial, operational, and strategic objectives.
These factors provide the framework for compensation decision-making regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
Base Salary and Target Short Term Cash Incentive
The following base salary and short-term cash incentive targets were determined for our named executive officers for fiscal year 2024:

Named Executive Officer	Fiscal Year 2023 Base Salary	Fiscal Year 2024 Base Salary (1)	Fiscal Year 2024 Incentive Target (% of Base Salary)
Ash Kulkarni	$600,000	$600,000	100%
Janesh Moorjani	$500,000	$525,000	60%
Shay Banon	$500,000	$500,000	60%
Mark Dodds (2)	—	$500,000	60%
Ken Exner	$450,000	$480,000	60%
(1) Change to base salary, if applicable, effective November 1, 2023.
(2) Compensation effective as of December 7, 2023 hire date.
There were no changes to incentive target percentages for named executive officers for fiscal year 2024.
Executive Bonus Plan
Our named executive officers participate in the Company’s executive bonus plan (“Bonus Plan”). The Bonus Plan is administered by the Compensation Committee and serves as the mechanism to provide short-term cash incentives to our named executive officers based upon our achievement against predetermined performance metrics. The Compensation Committee believes that the financial performance measures used in the Bonus Plan contribute to driving the creation of long-term stakeholder value, including shareholder value, and play an important role in influencing the performance of our named executive officers.
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Under the Bonus Plan, in each fiscal year (generally during the first fiscal quarter), the Compensation Committee approves the terms and conditions that will serve as the basis for determining the eligibility for, and amount of, cash incentive awards to be paid under the Bonus Plan. Effective for fiscal year 2024, the Compensation Committee amended the terms of the Bonus Plan to eliminate semi-annual performance periods previously applied to assess performance and to incorporate an annual performance period standard aligned with full fiscal year metrics.
Performance under the Bonus Plan is measured annually as of April 30 of each fiscal year. A prorated mid-year payment is made based on year-to-date performance as of October 31, the end of the first half of the fiscal year. The mid-year payment is capped at 100% and is offset against full year attainment when determining the final fiscal year payout. In determining payout, the Compensation Committee reviews our achievement against the predetermined target levels for the established corporate performance measures and formally determines that achievement. Awards are paid out following the approval by the Compensation Committee and, in the case of our CEO and CTO, the approval by the board of directors.
The Compensation Committee maintains sole discretion to adjust or eliminate a participant’s actual award on the basis of factors it deems relevant. The actual award payout for each named executive officer may be below, at, or above calculated attainment as determined at the Compensation Committee’s discretion or, in the case of our CEO and CTO, as recommended by the Compensation Committee to our board of directors. For fiscal year 2024, there was no discretionary action exercised with respect to any of the actual cash incentive award payments made under the Bonus Plan.
Corporate Performance Metrics
The annual operating plan for fiscal year 2024 was based on demanding but achievable business objectives. The corresponding corporate financial performance metrics established under the Bonus Plan for fiscal year 2024 (the “Fiscal Year 2024 Bonus Plan”) were set above actual performance for fiscal year 2023 to align short-term cash incentive compensation with strong growth objectives.
The following corporate performance metrics were approved by the Compensation Committee in May 2023 and subsequently approved by the board of directors in June 2023:

Metric	FY23 Weight	FY24 Weight
Performance metrics under the Fiscal Year 2023 Bonus Plan were retained for fiscal year 2024 with adjustments in weighting aligned with our growth strategy and creation of sustainable long-term shareholder value.

Cloud Revenue	50%	30%
Total Revenue	30%	35%
Non-GAAP Operating Margin %	20%	35%
Total	100%	100%
For purposes of the Fiscal Year 2024 Bonus Plan:
•“Cloud Revenue” means the portion of total revenue from Elastic Cloud, our family of cloud-based offerings.
•“Non-GAAP Operating Margin %” means operating margin as calculated in accordance with GAAP, as adjusted to exclude stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, acquisition-related expenses, and restructuring and other related charges.
In establishing the performance levels for each metric, the Compensation Committee emphasized an aggressive level of growth and profitability.
If performance for any metric was below the threshold performance level, there would be no payout with respect to that metric. In addition, the potential payment for any metric was capped at the maximum performance level. For all three performance metrics, for achievement between threshold and target, and between target and maximum, the payout was to be determined on a linear interpolation basis.
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Fiscal Year 2024 Bonus Plan Metrics and Performance Levels

Cloud Revenue			Total Revenue			Non-GAAP Operating Margin % (NGOM)
Attainment vs. Plan	Amount $M	Payout %	Attainment vs. Plan	Amount $M	Payout %	NGOM	Payout %
<80%	<$450	0%	<80%	<$1,028	0%	<5.4%	0%
80%	$450	50%	80%	$1,028	50%	5.4%	50%
100%	$563	100%	100%	$1,285	100%	10.4%	100%
>120%	>$675	150%	>120%	>$1,542	150%	>15.4%	150%

Annual Cash Incentive Payouts

Metric	Target	Achievement	Attainment %	Payout %	Weight	Total
Cloud Revenue	$563M	$548M	97.3%	93.3%	30%	28.0%
Total Revenue	$1,285M	$1,267M	98.6%	96.6%	35%	33.8%
Non-GAAP Operating Margin %	10.4%	11.2%	107.9%	108.3%	35%	37.9%
Total					100%	99.7%

Based on these determinations of actual fiscal year 2024 achievement against performance metrics, the following annual cash incentive awards were paid under the Fiscal Year 2024 Bonus Plan:

Named Executive Officer	Total Annual Cash Incentive Award for Fiscal Year 2024 (1)
Ash Kulkarni	$598,175
Janesh Moorjani	$306,565
Shay Banon	$301,314 (2)
Mark Dodds	$119,308
Ken Exner	$278,151
(1) Annual cash incentive award amounts are inclusive of a prorated portion paid at mid-year. Final payment reflects full year results against full year plan metrics.
(2) A portion of this amount has been reported on an as-converted basis from ILS to U.S. dollars as well as on an as-converted basis from GBP to U.S. dollars based on spot currency exchange rates of 1 ILS=0.2670 and 1 GBP=USD 1.25442, in each case as of fiscal year ended April 30, 2024.

Long-Term Incentive Compensation
We view long-term equity compensation in the form of RSUs and PSUs as a critical element of our executive compensation program. We use equity awards to incentivize and reward our named executive officers for long-term corporate performance based on the value of our ordinary shares to align their interests with the interests of our stakeholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our named executive officers to create value for our shareholders. Equity awards also help us retain our named executive officers in a highly competitive market, contributing to the long-term value creation for all our stakeholders.
In addition to the initial equity award that each named executive officer receives upon hire, the Compensation Committee also grants some or all of our named executive officers additional equity awards each year as part of our annual review of our executive compensation program. The Compensation Committee does not apply a rigid formula in determining the size or type of the equity awards granted as part of our annual assessment. Instead, in making these decisions and
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recommendations, the Compensation Committee exercises its judgment as to the amount and type of the awards after considering the performance of each named executive officer, the compensation consultant’s recommendations based on its review of compensation practices from our peers, and the retention aspect of the unvested equity held by each. Additionally, in granting broad-based equity awards across our global employee population, the Compensation Committee considers the proportion of our total ordinary shares outstanding used for annual employee long-term equity compensation awards (our “burn rate”) in relation to companies in our compensation peer group, the potential economic and voting power dilution to our shareholders in relation to companies in our compensation peer group, and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above.
Addition of Performance Share Unit (PSU) Awards for Fiscal Year 2024
During fiscal year 2023, the Compensation Committee determined that we would introduce PSUs for fiscal year 2024 compensation as a component of our long-term incentive program to further emphasize performance-based compensation. PSU grants for fiscal year 2024 represented approximately 25% of the total equity award value, and for fiscal year 2025 represented approximately 35% of the expected total equity award value. The Compensation Committee intends to continue increasing the proportion of PSUs granted in the future until PSUs represent 50% of the annual equity award mix.
In May 2023, the Compensation Committee recommended, and in June 2023 the board of directors approved, the fiscal year 2024 PSU Plan with the following key terms:
•One-year performance period
•Vesting over three years in total, with one-third of the award vesting at the conclusion of the one-year performance period
•Performance based solely on the total revenue metric
•Achievement of minimum threshold required for payout
•Payout determined on a linear interpolation basis for achievement between threshold and target, and between target and maximum
•Compensation Committee discretion in approving payout

Fiscal Year 2024 PSU Plan Metric and Performance Levels

Total Revenue
The Compensation Committee selected total revenue as the performance metric under the PSU Plan because it aligns NEO pay outcomes with our ability to capture market share within our current competitive space and further capitalize on growth opportunities with the Elastic Search AI Platform.

Attainment vs. Plan	Amount $M	Payout %
<80%	<$1,028	0%
80%	$1,028	50%
100%	$1,285	100%
>120%	>$1,542	200%
Based on total revenue of $1.267 billion, 97% of target PSUs were earned in fiscal year 2024. One-third vested at the conclusion of the one-year performance period, with the remaining shares vesting over the subsequent two years.
Fiscal Year 2024 Equity Awards
Fiscal year 2024 PSU awards were granted to our named executive officers in June 2023 with the intent that PSU awards constitute approximately 25% of the total equity award value granted to named executive officers for fiscal year 2024. RSU awards were granted to our named executive officers in December 2023. In determining the value of each award, the Compensation Committee considered the competitive market analysis prepared by its compensation consultant, the recommendations of Mr. Kulkarni where applicable, and the long-term incentive factors described above.
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PSU awards granted in fiscal year 2024 vest over three years, with one-third vesting at the end of the fiscal year performance period after adjustment for actual performance relative to the pre-established targets, and the remainder of the awards vesting on a quarterly basis over eight quarters. RSU awards granted in fiscal year 2024 vest over four years in equal quarterly installments. All vesting is subject to continued service through the applicable vesting date. For more details regarding our annual equity awards, see the section below titled “Executive Compensation Tables—Fiscal 2024 Outstanding Equity Awards as of Fiscal Year End.”
The aggregate equity awards granted to our named executive officers for fiscal year 2024 were as follows:

Named Executive Officer	FY24 PSUs (value)	FY24 RSUs (value)	Total FY24 Equity Award (value) (1)	PSU % of Grant Total
Ash Kulkarni	$2,875,000	$8,375,000	$11,250,000	25.6%
Janesh Moorjani	$1,450,000	$4,550,000	$6,000,000	24.2%
Shay Banon	$750,000	$2,450,000	$3,200,000	23.4%
Mark Dodds (2)	—	$10,000,000	$10,000,000	—
Ken Exner	$1,075,000	$3,425,000	$4,500,000	23.9%
(1) For purposes of this Compensation Discussion and Analysis, “award value” generally means an economic target value, as distinct from the grant date fair value under the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718. The actual number of our ordinary shares subject to an equity award was determined by dividing the applicable award value by one of the following per share values, as applicable: (i) with respect to the RSUs granted to Mr. Dodds, the value per share was equal to the average trading price of our ordinary shares for the month in which he commenced service; and (ii) with respect to all other equity grants shown in this table, the value per share was equal to the fair market value of any ordinary share of the Company on the date of grant, as measured by the closing price of our ordinary shares on that date as reported on the NYSE.
(2) Given the fiscal year performance period associated with the PSU plan and Mr. Dodds’ mid-year hire date, his new-hire equity award was issued entirely in the form of RSUs. Future equity awards issued to Mr. Dodds are expected to be composed of PSUs and RSUs in the same mix as other named executive officers.
We remain committed to the goal of increasing PSUs to represent 50% of the total equity award value for our named executive officers over time. For fiscal year 2025, PSU awards have been determined at approximately 35% of the expected total equity award value for our named executive officers in aggregate.
Health, Welfare and Retirement Benefits
Our named executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried employees in the jurisdiction where the named executive officer is located. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and commuter benefits. Named executive officers are also able to participate in our employee stock purchase plan on the same terms and conditions as other employees.
We maintain a Section 401(k) plan for our employees, including our named executive officers. The Section 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the plan by employees or by the Company, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by the Company, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits (including “catch-up” contributions for those age 50 and older) and to have the amount of such reduction contributed to their accounts under the Section 401(k) plan. The Section 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Typically, we make matching contributions to the plan up to 6% of a participating employee’s eligible
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compensation, to a maximum match of $20,700 for calendar year 2024 and $19,800 for calendar year 2023. All participating employees’ interests in our matching contributions, if any, vest immediately at the time of contribution. The Section 401(k) plan also contains a Roth component. We also maintain defined-contribution plans for employees in certain other countries.
Effective January 1, 2024, we implemented a non-qualified deferred compensation plan that enables select employees, including our named executive officers, in the United States to defer a portion of their base salary and commission or annual bonus payouts (as applicable), along with associated federal and state income taxes, which provides additional tax and financial planning flexibility and helps us to attract and retain top talent. The Company makes no matching contributions to this plan.
For a portion of fiscal year 2024, Mr. Banon resided in Israel. During that time period, we did not offer any retirement benefits to Mr. Banon, except to the extent certain social benefits are required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Under Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, equal to the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. The amounts of such social benefits contributed by us to Mr. Banon for fiscal year 2024 are specified in the Fiscal 2024 Summary Compensation Table of this proxy statement.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an employee in the performance of the employee’s duties, to make the employee more effective, or for recruitment and retention purposes. For fiscal year 2024, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee. In the case of our CEO and CTO, the board of directors will approve all perquisites or other personal benefits and subject them to periodic review upon the recommendation of the Compensation Committee.
Other Compensation Policies
Equity Award Grant Policy
Our equity award grant policy governs our grant of equity awards under our Stock Plan and such other equity compensation plans as we may adopt from time to time. Pursuant to our equity award grant policy, duly authorized equity awards are granted to employees on predetermined quarterly grant dates in a manner that is consistent with the terms set forth in the policy. Consistent with our policy:
•We do not grant long-term incentive awards in anticipation of the release of material non-public information and have never had a practice of doing so.
•We have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.
We believe that such practices eliminate potential manipulation regarding the timing of stock option and other equity grants.

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Share Ownership Policy
Under the share ownership policy, the CEO, other senior officers designated by the board of directors, and the Company’s non-executive directors (collectively “Covered Persons”) are required to own shares with a fair market value at least equal to:
•For the CEO: Five times the CEO’s annual base salary
•For senior officers: Two times the senior officer’s annual base salary
•For non-executive directors: Three times the non-executive director’s annual cash retainer
As of the date of this proxy statement, senior officers subject to the policy included all of our named executive officers and four additional officers of the Company.
The Company expects each Covered Person to (i) own shares with a fair market value at least equal to that specified above within five years after becoming subject to the policy, and (ii) continue to own shares with at least such a fair market value for as long as such person qualifies as a Covered Person under the policy.
For purposes of the policy, owned shares include shares acquired:
•through open market purchases;
•through the Company’s employee stock purchase plan; and
•upon exercise of options or settlement of other equity awards held by the Covered Person and issued pursuant to the Company’s compensation plans.
Unexercised stock options and Company equity awards subject to vesting are not included in the ownership calculation.
Compliance with the policy is measured by the Compensation Committee annually as of the last day of each fiscal year, and management monitors ongoing compliance in conjunction with this policy and its insider trading preclearance administration.
Incentive-Based Compensation Recovery (“Clawback”) Policy
Dutch Clawback Policy
Pursuant to Dutch corporate law, our Remuneration Policy provides that the short-term and long-term variable remuneration of the executive and non-executive directors of the Company, whether payable in cash or equity, may be adjusted or partly or fully clawed back to the extent it was paid on the basis of incorrect information (i) underlying the targets to be achieved or (ii) regarding the circumstances on which the variable remuneration was made conditional.
NYSE Clawback Policy and Clawback under Sarbanes-Oxley Act of 2002
In 2023, we adopted a clawback policy that complies with NYSE listing rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Under this policy the Company is entitled to recover, in full or in part, any incentive-based compensation erroneously awarded to any person who served as an executive officer after an accounting restatement. To date, there has been no accounting restatement that required recovery pursuant to this policy.
As a public company listed on the NYSE, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the U.S. federal securities laws as a result of misconduct, named executive officers may be legally required to reimburse Elastic for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

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Prohibition on Hedging and Pledging of Securities
Under our insider trading policy adopted by our board of directors, our employees, including officers, and the members of our board of directors are prohibited from engaging in transactions in publicly-traded options, such as put options and call options, other derivative securities with respect to our securities (other than share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company), and debt securities (such as debentures, bonds and notes). The covered transactions include any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our employees, including officers, and the members of our board of directors may not engage in short sales (that is, the sale of a security that must be borrowed to make delivery) or “sell short against the box” (that is, a sale with a delayed delivery) involving our securities.
Further, under our insider trading policy, our employees, including officers, and the members of our board of directors may not pledge our securities as collateral for a loan or hold our securities in a margin account.
Employment Arrangements
We have entered into a written employment agreement with Mr. Banon (the “Banon Employment Agreement”) and an employment letter with Mr. Kulkarni. We have entered into employment letters with Mr. Moorjani, Mr. Exner and Mr. Dodds. The arrangements with Mr. Kulkarni and Mr. Banon, our executive directors, were approved by the board of directors upon recommendation of the Compensation Committee. Each of our named executive officers has also executed our standard form of invention assignment, confidentiality and arbitration agreement. The arrangements with each of our other named executive officers have been approved by the Compensation Committee. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market.
Each of our written employment agreements and employment letters does not have a specific term, provides for “at will” employment (meaning that either we or the named executive officer may terminate the employment relationship at any time without cause) and generally sets forth the named executive officer’s initial base salary, target annual cash incentive opportunity, if applicable, and eligibility to participate in our standard employee benefit plans and programs.
The Banon Employment Agreement also provides that he may be eligible to receive certain severance payments and benefits in connection with certain terminations of employment with the Company, including a termination of employment in connection with a change in control of the Company, provided that such severance payments and benefits will be reduced by any statutory severance benefits required to be provided to Mr. Banon under applicable law. The amount and type of the severance payments and benefits provided under the Banon Employment Agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are identical in all material respects to the provisions regarding severance payments and benefits provided for in our change in control and severance agreements, as described under “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our named executive officers, see “Executive Compensation Tables— Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
In addition to the severance provisions contained in the Banon Employment Agreement, we have entered into change in control and severance agreements with our other named executive officers (the severance provisions in the Banon Employment Agreement and the change in control and severance agreements are collectively referred to as the “Severance Arrangements”). The Severance Arrangements provide for certain protections in the event of specified involuntary terminations of employment, including an involuntary termination of employment in connection with a change in control of the Company, in exchange the named executive officer’s execution of a separation agreement and release of claims in our favor that becomes effective and irrevocable and resignation from all positions the named executive officer may hold as an officer or director.
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The Severance Arrangements provide reasonable compensation in the form of severance pay and certain limited benefits to a named executive officer if the officer leaves our employ under certain circumstances to facilitate the officer’s transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing named executive officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that the Severance Arrangements help maintain our named executive officers’ continued focus and dedication to their assigned duties to maximize stakeholder value if there is a potential transaction that could involve a change in control of the Company.
Under the Severance Arrangements, all payments and benefits in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment by a named executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
In the event of a change in control of the Company, to the extent that any of the amounts provided for under the Severance Arrangements would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a named executive officer will receive such payment as would entitle the officer to receive the greatest after-tax benefit, even if it means that we pay the named executive officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
We do not provide any tax reimbursement payments (or “gross-ups”) on excise taxes relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our named executive officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our named executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our U.S. federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) to $1 million per individual per year, subject to certain exceptions.
Accounting for Stock-Based Compensation
The Compensation Committee takes into consideration accounting impacts in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income
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statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and is recognized over the requisite service period. For RSUs the expense is recognized on a straight-line basis while the expense for PSUs is recognized using the accelerated attribution method. This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
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Executive Compensation Tables
Fiscal 2024 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for all services rendered in all capacities for the last three fiscal years during which such individuals were named executive officers. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Name and Principal Position	Fiscal Year		Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Ashutosh Kulkarni	2024		600,000		—	11,249,875	—	598,175		19,800	(3)	12,467,850
Chief Executive Officer	2023		600,000		—	12,599,999	—	529,078		11,794	(3)	13,740,871
	2022		530,834		—	7,122,290	9,838,736	376,635		19,575	(3)	17,888,070
Janesh Moorjani	2024		512,500		—	5,999,913	—	306,565		11,900	(3)	6,830,878
Chief Financial Officer and Chief Operating Officer	2023		500,000		—	5,499,948	—	264,539		15,000	(3)	6,279,487
	2022		432,500		—	3,961,090	4,359,393	251,252		20,100	(3)	9,024,335
Shay Banon	2024		475,235	(4)(5)	—	3,199,926	—	301,314	(4)(5)	31,021	(4)(5)(6)	4,007,497
Chief Technology Officer	2023		428,891	(4)	—	2,999,977	—	226,917	(4)(5)	95,771	(4)(7)	3,751,556
	2022	(8)	426,286	(4)	—	3,406,374	3,724,552	248,728	(4)	77,971	(4)(9)	7,883,912
Mark Dodds	2024		200,758		200,000	9,564,394	—	119,308		10,000	(3)	10,094,460
Chief Revenue Officer
Ken Exner	2024		465,000		—	4,499,952	—	278,151		20,400	(3)	5,263,503
Chief Product Officer	2023		304,688		—	9,609,326	2,822,318	155,360		19,522	(3)	12,911,214
(1)The amounts shown represent the grant date fair value of RSU awards and options, as applicable, to settle or purchase ordinary shares granted to the named executive officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the named executive officers. See Note 11, “Equity Incentive Plans” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2024 regarding assumptions underlying valuation of equity awards.
(2)Except as otherwise indicated, the amounts reported represent the amounts earned based upon achievement of certain performance goals under our Bonus Plan. The terms of the Bonus Plan are summarized under “Compensation Discussion and Analysis—Setting Target Total Direct Compensation—Executive Bonus Plan.”
(3)The amount disclosed represents Elastic’s contributions made under our Section 401(k) plan.
(4)Amounts for fiscal years 2022 and 2023 (and a portion of the amounts for fiscal year 2024) have been reported on an as-converted basis from Israeli new shekels (“ILS”) to U.S. dollars (“USD”) based on spot currency exchange rates of 1 ILS=USD 0.2670, 0.2748, and 0.2991 as of our fiscal year end April 30, 2024, 2023, and 2022, respectively.
(5)A portion of the amounts for fiscal year 2024 has been reported on an as-converted basis from British pound sterling (“GBP”) to USD based on spot currency exchange rates of 1 GBP=USD 1.25442 as of fiscal year end April 30, 2024.
(6)The listed amount is the sum of the following amounts: contributions by Elastic of $11,572 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law; contributions by Elastic of $9,030 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws; and contributions by Elastic of $10,419 in ILS to an education savings fund.
(7)The listed amount is the sum of the following amounts: contributions by Elastic of $35,727 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law; contributions by Elastic of $27,878 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws; and contributions by Elastic of $32,167 in ILS to an education savings fund.
(8)Mr. Banon served as our Chief Executive Officer for all of fiscal year 2021 and a portion of fiscal year 2022, and as such, his compensation for fiscal year 2022 reflects a higher compensation package.
(9)The listed amount is the sum of the following amounts: contributions by Elastic of $35,510 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law; contributions by Elastic of $27,973 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws; and contributions by Elastic of $14,488 in ILS to an education savings fund.
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Fiscal 2024 Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made during fiscal year 2024 for each of our named executive officers under any plan. See “Compensation Discussion and Analysis—Setting Target Total Direct Compensation—Executive Bonus Plan” and “Compensation Discussion and Analysis—Setting Target Total Direct Compensation—Long-Term Incentive Compensation.” This information supplements the information about these awards set forth in the Fiscal 2024 Summary Compensation Table above.

				Estimated possible payouts under non-equity incentive plan awards(1)			Estimated possible payouts under non-equity incentive plan awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashutosh Kulkarni			Annual Cash	300,000	600,000	900,000
	6/6/2023	6/8/2023	PSUs				21,004	42,007	84,014		2,874,959
	11/28/2023	12/8/2023	RSUs							72,316	8,374,916
Janesh Moorjani			Annual Cash	151,245	302,491	453,736
	6/6/2023	6/8/2023	PSUs				10,593	21,186	42,372		1,449,970
	11/21/2023	12/8/2023	RSUs							39,288	4,549,943
Shay Banon			Annual Cash	151,245	302,491	435,331
	6/6/2023	6/8/2023	PSUs				5,479	10,958	21,916		749,966
	11/28/2023	12/8/2023	RSUs							21,155	2,449,961
Mark Dodds			Annual Cash	60,227	120,455	180,682
	1/3/2024	1/8/2024	RSUs							87,997	9,564,394
Ken Exner			Annual Cash	139,500	279,000	418,500
	6/6/2023	6/8/2023	PSUs				7,854	15,707	31,414		1,074,987
	11/21/2023	12/8/2023	RSUs							29,574	3,424,965

(1)Reflects threshold, target and maximum potential payments for awards under the Fiscal Year 2024 Bonus Plan described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives.” Under these awards, the named executive officers were eligible to receive a cash payout subject to the achievement of pre-established corporate performance metrics.
(2)All RSU and PSU awards were granted pursuant to the Stock Plan.
(3)The amounts shown represent the grant date fair value of the RSU awards and options to purchase shares of ordinary shares granted to the named executive officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the named executive officers. See Note 11, “Equity Incentive Plans” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2024 regarding assumptions underlying valuation of equity awards.

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Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of April 30, 2024:

				Option Awards				Stock Awards
Name	Grant Date		Award Type (*)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ashutosh Kulkarni	3/8/2022	(2)	NQ	105,010	81,676	75.85	03/07/2032
	12/8/2021	(3)	NQ	15,271	10,908	128.31	12/07/2031
	3/8/2021	(4)	NQ	5,058	1,504	111.20	03/07/2031
	2/9/2021	(5)	ISO/NQ	25,524	5,891	166.43	02/08/2031
	12/8/2023	(6)	RSU					67,797	6,930,209
	6/8/2023	(7)	PSU					42,007	4,293,956
	12/8/2022	(8)	RSU					159,943	16,349,373
	3/8/2022	(9)	RSU					23,815	2,434,369
	12/8/2021	(10)	RSU					5,808	593,694
	3/8/2021	(11)	RSU					14,605	1,492,923
Janesh Moorjani	3/8/2022	(12)	NQ	60,474	—	75.85	03/07/2032
	12/8/2021	(3)	NQ	15,271	10,908	128.31	12/07/2031
	12/8/2020	(13)	ISO/NQ	20,806	4,162	145.83	12/07/2030
	6/8/2019	(14)	NQ	33,416	23,869	81.39	06/07/2029
	4/2/2018	(15)	ISO/NQ	12,464	—	13.07	04/01/2028
	9/7/2017	(16)	ISO/NQ	58,931	—	10.15	09/06/2027
	12/8/2023	(6)	RSU					36,833	3,765,069
	6/8/2023	(7)	PSU					21,186	2,165,633
	12/8/2022	(8)	RSU					69,816	7,136,592
	12/8/2021	(10)	RSU					5,808	593,694
	12/8/2020	(17)	RSU					3,151	322,095
	6/8/2019	(18)	RSU					5,304	542,175
Shay Banon	12/8/2021	(3)	NQ	30,542	21,817	128.31	12/07/2031
	12/8/2020	(13)	NQ	52,017	10,404	145.83	12/07/2030
	4/2/2018	(19)	NQ	108,334	—	13.07	04/02/2028
	9/7/2017	(20)	NQ	18,007	—	10.15	09/06/2027
	12/8/2023	(6)	RSU					19,833	2,027,329
	6/8/2023	(7)	PSU					10,958	1,120,127
	12/8/2022	(8)	RSU					38,082	3,892,742
	12/8/2021	(10)	RSU					11,615	1,187,285
	12/8/2020	(17)	RSU					7,877	805,187
Mark Dodds	1/8/2024	(6)	RSU					82,498	8,432,946
Ken Exner	9/8/2022	(21)	NQ	22,358	34,127	84.87	09/07/2032
	12/8/2023	(6)	RSU					27,726	2,834,152
	6/8/2023	(7)	PSU					15,707	1,605,570
	12/8/2022	(8)	RSU					25,388	2,595,161
	9/8/2022	(22)	RSU					56,037	5,728,102
For purposes of this table, “NQ” refers to non-qualified stock options, “ISO/NQ” refers to stock option grants that are part incentive stock options and part non-qualified stock options, “RSU” refers to restricted stock units, and “PSU” refers to performance share units.

(1)The market value of unvested RSUs and PSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by the market price of our ordinary shares on April 30, 2024 as reported on the NYSE, which was $102.22.
(2)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on February 11, 2022, subject to continued service to us through the applicable vesting date.
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(3)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
(4)One-fourth of the ordinary shares subject to the option vest on March 8, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(5)One-fourth of the ordinary shares subject to the option vested on January 4, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(6)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2024, subject to continued service to us through the applicable vesting date.
(7)The ordinary shares are subject to a PSU award based on achievement of specified performance metrics. The number of ordinary shares shown represent achievement of the performance metric at the target level. Based on actual achievement for fiscal year 2024, 97% of the target PSUs were earned. One-third of the actual amounts received based on achievement vested on the determination date of June 8, 2024; thereafter, one-eighth of the remaining shares will vest quarterly, beginning on September 8, 2024, subject to continued service to us through the applicable vesting date.
(8)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2023, subject to continued service to us through the applicable vesting date.
(9)The ordinary shares subject to the award of RSUs vest in 16 equal quarterly installments beginning on June 8, 2022, subject to continued service to us through the applicable vesting date.
(10)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2022, subject to continued service to us through the applicable vesting date.
(11)One-fourth of the ordinary shares subject to the award of RSUs vest on March 8, 2021, and one-eighth of the ordinary shares subject to the award vest in six equal semiannual installments thereafter, subject to continued service to us through the applicable vesting date.
(12)The ordinary shares subject to the option vest in 24 equal monthly installments beginning on April 8, 2022, subject to continued service to us through the applicable vesting date.
(13)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2021, subject to continued service to us through the applicable vesting date.
(14)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
(15)The ordinary shares subject to the option vested in 48 equal monthly installments beginning on November 1, 2019, subject to continued service to us through the applicable vesting date. The option became fully vested on October 1, 2023
(16)The option was subject to an early option exercise provision and was immediately exercisable. One-fourth of the ordinary shares subject to the option vested on August 28, 2018, and 1/48th of the ordinary shares subject to the option vested monthly thereafter. The option became fully vested on August 28, 2021.
(17)The ordinary shares subject to the award of RSUs vest in eight equal semiannual installments beginning on June 8, 2021, subject to continued service to us through the applicable vesting date.
(18)The ordinary shares subject to the award of RSUs vest in eight equal semiannual installments beginning on June 8, 2022, subject to continued service to us through the applicable vesting date.
(19)The ordinary shares subject to the option vested in 48 equal monthly installments beginning on May 2, 2018, subject to continued service to us through the applicable vesting date. The option became fully vested on April 2, 2022.
(20)The ordinary shares subject to the option vested in 48 equal monthly installments beginning on May 1, 2017, subject to continued service to us through the applicable vesting date. The option became fully vested on April 1, 2021.
(21)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on October 8, 2022, subject to continued service to us through the applicable vesting date.
(22)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on December 8, 2022, subject to continued service to us through the applicable vesting date.

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Fiscal 2024 Option Exercises and Stock Vested
The following table presents, for each of our named executive officers, the number of ordinary shares acquired and the related value realized upon the exercise of stock options and the vesting of RSUs during fiscal year 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ashutosh Kulkarni	—	—	104,418	9,662,961
Janesh Moorjani	7,651	400,034	51,847	4,802,949
Shay Banon	—	—	29,684	2,749,445
Mark Dodds	—	—	5,499	581,409
Ken Exner	—	—	33,495	3,105,899
(1)The value realized on exercise is calculated as the difference between the market value of our ordinary shares underlying the options on the date of exercise, which is the closing price of the shares on that date as reported on the NYSE, and the applicable exercise price of those options.
(2)The value realized upon vesting is calculated by multiplying the number of ordinary shares released upon vesting of the RSUs by the market value of such ordinary shares on the vesting date.
Fiscal 2024 Non-Qualified Deferred Compensation
Effective January 1, 2024, we offer a non-qualified deferred compensation plan (“Deferred Compensation Plan”) which provides eligible U.S. employees with the opportunity to defer up to 80% of their eligible base salary and variable sales-based compensation and up to 100% of their eligible fiscal year bonus (beginning with bonuses for our fiscal year 2024) in excess of the limits imposed on the 401(k) plan by the Internal Revenue Code. Account balances under the Deferred Compensation Plan are credited with income, gains, and losses based on the performance of investment funds selected by the participant from a list of funds designated by our company. We do not make matching contributions under the Deferred Compensation Plan, but are permitted to make discretionary contributions. We did not make any contributions to the Deferred Compensation Plan in fiscal year 2024.

The following table sets forth information with respect to deferrals made by our named executive officers during fiscal year 2024.

Name	Executive contributions in last fiscal year ($)(1)	Registrant contribution in last fiscal year ($)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at last fiscal year end ($)(3)
Ashutosh Kulkarni	—	—	—	—	—
Janesh Moorjani	140,000	—	724	—	140,724
Shay Banon	—	—	—	—	—
Mark Dodds	—	—	—	—	—
Ken Exner	—	—	—	—	—
(1)Amounts disclosed in this column are reflected in the "Salary" column of the Fiscal 2024 Summary Compensation Table.
(2)None of the earnings set forth in this column are considered above-market or preferential as determined under SEC rules, and, therefore, none of such amounts are reflected in the Fiscal 2024 Summary Compensation Table.
(3)The balance shown represents compensation already reported in the Fiscal 2024 Summary Compensation Table, except for any earnings that were not above-market or preferential as determined under SEC rules.
Named Executive Officer Employment Letters
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Shay Banon
We have entered into an employment agreement with Shay Banon, our CTO. Pursuant to Mr. Banon’s employment agreement, Mr. Banon will continue to serve as our at-will employee and as an executive director, with such membership on our board of directors subject to our articles of association, board rules, and any required shareholder approvals.
Mr. Banon’s employment agreement provides that his salary will be subject to review and may be increased (but not decreased) based upon the Company’s normal performance review practices, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit plans maintained from time to time for senior executives.
Pursuant to Mr. Banon’s employment agreement, he may be eligible to receive certain severance payments and benefits. The amount and type of the severance payments and benefits provided under Mr. Banon’s employment agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are identical in all material respects to the provisions regarding severance payments and benefits provided for in our change in control severance agreements, as described below under the heading “Executive Officer Change in Control and Severance Agreements.” Mr. Banon is also eligible to receive any statutory severance benefits required to be provided by applicable law, and the severance payments and benefits provided in his employment agreement will be offset by the amount of any such statutory severance benefits.
Employment Letters with Messrs. Kulkarni, Moorjani, Dodds and Exner
We have entered into an employment letter with each of Messrs. Kulkarni, Moorjani, Dodds, and Exner. The employment letters do not have a specific term and provide that employment is “at-will.” Each of those employment letters provides for annual base salary and the opportunity to earn annual bonus incentive compensation. In accordance with the employment letters, the Company may modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.

Executive Officer Change in Control and Severance Agreements
We have entered into change in control and severance agreements with each of Messrs. Kulkarni, Moorjani, Dodds, and Exner. Additionally, as noted above, we have entered into an employment agreement with Mr. Banon that contains severance provisions that are identical in all material respects to those contained in the change in control and severance agreements (except that the severance payments and benefits Mr. Banon receives under his employment agreement will be offset by any statutory severance benefits required to be provided to Mr. Banon under applicable law).
Pursuant to each executive’s severance agreement, if we terminate the employment of the executive other than for “cause” (excluding by reason of the executive’s death or disability) or the executive resigns for “good reason” (as such terms are defined in the executive’s severance agreement), and, within 60 days following the executive’s termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions the executive may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 6 months of the executive’s annual base salary and (ii) a lump sum payment equal to 50% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs. In addition, we will pay the premiums for coverage under COBRA for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment.
Pursuant to each executive’s severance agreement, if, within the three-month period prior to or the 12-month period following a “change in control” (as defined in the executive’s severance agreement), the employment of the executive is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions he may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 12 months of the executive’s annual base salary, (ii) a lump sum payment equal to 100% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs, and (iii) accelerated vesting of 100% of any outstanding equity awards held by the executive on the date of the
Executive Compensation | Elastic 2024 Proxy Statement 65

executive’s termination (in the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels). In addition, we will pay the premiums for coverage under COBRA for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment.
In the event any payment to an executive pursuant to the applicable severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive would receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if as a result we would pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their change in control and severance agreements or, in the case of Mr. Banon, employment agreement assuming their employment was terminated as of April 30, 2024, including in connection with a change in control assumed to occur as of April 30, 2024. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Name	Termination Reason	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)	Continuation of Insurance Coverage ($)(2)	Total ($)
Ashutosh Kulkarni	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	600,000	600,000	34,248,321	21,302	35,469,622
	Termination Without Cause or Resignation for Good Reason	300,000	300,000	—	21,302	621,302
Janesh Moorjani	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	525,000	315,000	15,022,449	17,333	15,879,782
	Termination Without Cause or Resignation for Good Reason	262,500	157,500	—	17,333	437,333
Shay Banon	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	107,316	64,390	9,032,670	5,174	9,209,550
	Termination Without Cause or Resignation for Good Reason	53,658	32,195	—	5,174	91,027
Mark Dodds	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	300,000	8,432,946	21,302	9,254,247
	Termination Without Cause or Resignation for Good Reason	250,000	150,000	—	21,302	421,302
Ken Exner	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	480,000	480,000	13,355,088	—	14,315,088
	Termination Without Cause or Resignation for Good Reason	240,000	240,000	—	—	480,000
(1)The value of accelerated vesting of unvested RSUs is based upon the closing price of our ordinary shares on April 30, 2024 of $102.22 as reported on the NYSE, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested stock options is based on the difference between the closing price of our ordinary shares on April 30, 2024 of $102.22 as reported on the NYSE, and the exercise price per option multiplied by the number of unvested options.
(2)This amount is based on the payment of monthly COBRA premiums as of April 30, 2024 for a 12-month period.
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Limitation on Liability and Indemnification Matters
In addition to our obligation pursuant to our articles of association to indemnify our officers against specified liabilities, we have entered into and expect to continue to enter into agreements to indemnify each of our current officers. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were an officer, by reason of any action or inaction by them while serving as an officer. In the case of an action or proceeding by, or in the right of, our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as officers. We also maintain officers’ liability insurance.
A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against officers pursuant to the indemnification provisions in our articles of association and such agreements. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our officers pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our officers as to which indemnification is being sought.
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REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024.
Respectfully submitted by the members of the Compensation Committee:
Alison Gleeson (Chairperson)
Sohaib Abbasi
Paul Auvil

Report of Compensation Committee | Elastic 2024 Proxy Statement 68

CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our median compensated employee to that of Ashutosh Kulkarni, our CEO, in fiscal year 2024.
The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules and applicable guidelines. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
We identified the median compensated employee using the following methodology:
For each member of the applicable employee population, we used the total of the employee’s target cash compensation and equity awards received during fiscal year 2024. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using our anticipated exchange rate for fiscal year 2024. With respect to equity awards, we determined the grant date fair value of restricted stock units awarded during fiscal year 2024 computed in accordance with FASB ASC Topic 718 using the closing price of our common stock as reported on the NYSE on the date of grant.
In determining our employee population, we considered the individuals other than our CEO who were employed by us on March 1, 2024, whether employed in a full-time, part-time or temporary capacity. We did not include any contractors, agency workers or other non-employees.
After identifying the median compensated employee, we then calculated the total fiscal year 2024 compensation for this individual using the same methodology we use to calculate the fiscal year 2024 amount reported for our CEO in the “Total” column of the Fiscal 2024 Summary Compensation Table as set forth in the “Executive Compensation” section of this proxy statement.
For our fiscal year 2024:
For fiscal year 2024, the total compensation for our CEO, Mr. Kulkarni, was $12,467,850 as reported in the “Total” column of the Fiscal 2024 Summary Compensation Table as set forth in the “Executive Compensation” section of this proxy statement.
The fiscal year 2024 annual total compensation for our median compensated employee was $211,543. Thus, the ratio of our CEO’s total fiscal year 2024 compensation to our median compensated employee’s total fiscal year 2024 compensation was 59:1.
Neither the Compensation Committee nor our management used this pay ratio in making compensation decisions.
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PAY VERSUS PERFORMANCE
In accordance with the Pay versus Performance rules (the “PvP rules”) adopted by the SEC pursuant to the Dodd-Frank, we provide the following disclosure regarding executive compensation for our CEO, who is our principal executive officer, and non-CEO named executive officers and Company performance for our four most recent fiscal years. The Compensation Committee and the board of directors did not consider the pay versus performance information below in making its pay decisions for any of the fiscal years presented. See the “Executive Compensation—Compensation Disclosure and Analysis” section of this proxy statement for information about the pay decisions made with respect to named executive officer compensation for the fiscal years discussed in that section.

Pursuant to the PvP rules, we provide the following information below:
•tabular compensation and performance disclosure for our fiscal years 2021, 2022, 2023, and 2024 (the “covered years”);
•additional disclosure regarding the relationship between the “compensation actually paid” (as calculated in accordance with the PvP rules) set forth in the pay versus performance table and each of the performance metrics set forth in the table and between the Company’s total shareholder return (“TSR”) and the TSR Peer Group (as set forth in the table below), in each case over the covered years; and
•a list of three financial performance measures that we consider to be our most important measures used to align compensation actually paid for fiscal year 2024 to the named executive officers (as used in this Pay Versus Performance section, the “NEOs”) to Company performance.
In the pay versus performance table below, we provide information about compensation of our NEOs for each of the covered years. Additionally, we provide information about the results for certain financial performance measures for the covered years. Although the PvP rules require us to disclose “compensation actually paid,” these amounts do not necessarily reflect compensation that our principal executive officer and other NEOs actually earned for the covered years. Instead, “compensation actually paid” reflects a calculation computed in accordance with the PvP rules, including adjusted values for unvested and vested equity awards during the covered years based on either year-end or vesting date stock prices and various accounting valuation assumptions. “Compensation actually paid” generally fluctuates due to stock price performance.

Pay Versus Performance
							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Summary Compensation Table for Former PEO	Compensation Actually Paid to Former PEO	Average Summary Compensation Table Total for Non- PEO NEOs	Average Compensation Actually Paid to Non- PEO NEOs	Elastic Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($000)	Company- Selected Measure: Total Revenue ($000)
(1)	(2)	(3)	(2)	(3)	(2)	(4)	(5)	(6)		(7)
2024	$12,467,850	$30,137,183	$—	$—	$6,549,084	$11,342,190	$159	$233	$61,720	$1,267,321
2023	$13,740,871	$9,400,758	$—	$—	$7,962,040	$5,512,862	$89	$170	$(236,161)	$1,068,989
2022	$17,888,070	$12,888,629	$7,883,912	$2,918,134	$4,869,634	$(514,756)	$119	$157	$(203,848)	$862,374
2021	$—	$—	$10,565,607	$28,825,505	$6,642,551	$13,659,402	$188	$154	$(129,434)	$608,489

(1)Ashutosh Kulkarni served as our principal executive officer (our “PEO”) for the entirety of fiscal years 2023 and 2024 and from January 11, 2022 to the end of fiscal year 2022 on April 30, 2022. Shay Banon (our “Former PEO”) served as the PEO for the entirety of fiscal year 2021 and during fiscal year 2022 from May 1, 2021 to January 11, 2022. Mr. Kulkarni served as a non-PEO NEO (“Reported NEO”) during fiscal year 2021 and during fiscal year 2022 until his appointment to PEO on January 11, 2022. Mr. Banon served as a Reported NEO during fiscal year 2022 from January 11, 2022 until the end of fiscal year 2022 on April 30, 2022 and during the entirety of fiscal years 2023 and 2024. For the purposes of this pay versus performance disclosure, both our PEO and Former PEO are included solely as PEOs in fiscal year 2022.

Our Reported NEOs for the specified covered years were as follows:
2024: Mr. Banon, Janesh Moorjani, Ken Exner, and Mark Dodds
Pay Versus Performance | Elastic 2024 Proxy Statement 70

2023: Mr. Banon, Mr. Moorjani, Carolyn Herzog, and Mr. Exner
2022: Mr. Moorjani, Paul Appleby, and W.H. Baird Garrett
2021: Mr. Kulkarni, Mr. Moorjani, Mr. Appleby, and Mr. Garrett

(2)Amounts shown in these columns represent (i) the total compensation reported in the “Total” column of the Summary Compensation Table for the specified covered years in the case of our PEO, (ii) the total compensation reported in the “Total” column of the Summary Compensation Table for the specified covered years in the case of our Former PEO, and (iii) the average of the total compensation reported in the “Total” column of the Summary Compensation Table for the Reported NEOs for the specified covered years.

(3)Amounts shown in these columns represent the compensation actually paid to our PEO and our Former PEO for the specified covered years, as calculated pursuant to the PvP rules. The compensation actually paid reflects the following adjustments to the Summary Compensation Table equity awards reported for the PEO and the Former PEO for those covered years.

PEO A. Kulkarni
+/-		2022	2023	2024
	Summary Compensation Table - Total Compensation	$17,888,070	$13,740,871	$12,467,850
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$16,961,026	$12,599,999	$11,249,875
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$14,901,807	$12,486,454	$11,095,346
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(2,813,346)	$(4,358,806)	$12,443,813
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$694,968	$872,545	$477,794
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(821,844)	$(740,308)	$4,902,255
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—
=	Compensation Actually Paid	$12,888,629	$9,400,758	$30,137,183

Former PEO S. Banon
+/-		2021	2022
	Summary Compensation Table - Total Compensation	$10,565,607	$7,883,912
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$9,820,196	$7,130,926
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$7,266,078	$3,532,514
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$5,527,831	$(2,433,181)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$360,041	$298,460
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$14,926,144	$767,355
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—
=	Compensation Actually Paid	$28,825,505	$2,918,134
Equity Award values are calculated in accordance with FASB ASC Topic 718. The valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)Amounts shown in this column represent the average compensation actually paid to the Reported NEOs for the covered years, as calculated pursuant to the PvP rules. The average compensation actually paid reflects the following adjustments to the Summary Compensation Table equity awards reported for the Reported NEOs for the covered years.

Pay Versus Performance | Elastic 2024 Proxy Statement 71

Reported NEO Average
+/-		2021	2022	2023	2024
	Summary Compensation Table - Total Compensation	$6,642,551	$4,869,634	$7,962,040	$6,549,084
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$6,050,981	$4,259,074	$7,291,148	$5,816,046
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$5,971,413	$2,901,510	$5,394,132	$5,451,021
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$3,522,030	$(2,271,099)	$(989,271)	$3,358,871
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$53,999	$154,223	$682,282	$294,035
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$3,520,390	$961,711	$(245,173)	$1,505,224
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$2,871,661	$—	$—
=	Compensation Actually Paid	$13,659,402	$(514,756)	$5,512,862	$11,342,190
See footnote (1) for the Reported NEOs included in the average for each specified covered year. Mr. Kulkarni is included as a Reported NEO only for fiscal year 2021, while Mr. Banon is included as a Reported NEO for fiscal years 2023 and 2024.

Equity Award values are calculated in accordance with FASB ASC Topic 718. The valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant.

(5)The cumulative TSR for the Company is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend investment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Each of these yearly percentage changes was applied to a deemed fixed investment of $100 at the beginning of the measurement period to produce the covered year-end values of such investment.

(6)Peer group total shareholder return represents the cumulative shareholder return of the S&P 500 Information Technology Index, which we presented in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2024. For each covered year, our peer group TSR was calculated based on a deemed fixed investment of $100 through the measurement period, assuming dividend investment for the peer group, weighted according to the respective companies’ stock market capitalization at the beginning of the measurement period.

(7)Our total revenue is a key driver of our performance and stockholder value creation. Total revenue was the sole performance metric used for our performance share unit awards in fiscal 2024, and had a 35% weighting among the performance measures used to determine annual bonuses under the Fiscal Year 2024 Bonus Plan. For more information on our use of this financial measure in executive pay decisions, see the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis – Compensation Policies and Practices – Setting Target Total Direct Compensation.”

Relationship Between Pay and Performance
We provide information below about the relationship between the compensation actually paid to our PEO and other NEOs for the covered years as shown in the pay versus performance table above and the performance measures shown in the table, consisting of:
•our cumulative TSR;
•our net income; and
•our total revenue.
“Compensation actually paid,” as calculated pursuant to the PvP rules, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the tables below based on year-end or vesting date stock prices, and various accounting valuation assumptions.
Pay Versus Performance | Elastic 2024 Proxy Statement 72

Because of the manner in which “compensation actually paid” is calculated, the “compensation actually paid” as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. “Compensation actually paid” generally fluctuates annually due to changes in our stock price from year to year as well as varying levels of actual achievement of performance goals.

Pay Versus Performance | Elastic 2024 Proxy Statement 73

Most Important Financial Performance Measures
The following is a list of financial performance measures that in our assessment represent the most important financial performance measures we used to link “compensation actually paid” to our PEO and other NEOs for fiscal year 2024. These measures were either used to determine payouts under our Fiscal 2024 Bonus Plan or will be tied to the potential future vesting of the PSUs to be granted to our NEOs in fiscal year 2025 (or both) as discussed further in the section of this proxy statement titled “Execution Compensation—Compensation Discussion and Analysis.” The measures in this table are not ranked.
•Total revenue
•Cloud revenue
•Non-GAAP operating margin
For a description of how we calculate cloud revenue and non-GAAP operating margin, see the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis – Compensation Policies and Practices – Setting Target Total Direct Compensation.”

Pay Versus Performance | Elastic 2024 Proxy Statement 74

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS
In addition to the compensation arrangements discussed in the sections of this proxy statement titled “Executive Compensation” and “Board of Directors and Corporate Governance,” the following is a description of each transaction since May 1, 2023 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or beneficial owners of more than 5% of our ordinary shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest (“related persons”).
Investors’ Rights Agreement
During the past fiscal year, we were party to an investors’ rights agreement with certain holders of our ordinary shares, including Messrs. Banon and Schuurman, which provided, among other things, that such holders have the right to demand that we file with the SEC a registration statement covering their ordinary shares or request that their ordinary shares be covered by a registration statement that we are otherwise filing. These registration rights expired in October 2023.
Policies and Procedures for Transactions with Related Persons
The Audit Committee, in accordance with its charter and with a written policy adopted by the board of directors, is charged with the responsibility to review and approve any transactions with related persons.
Pursuant to our policy, other than the exceptions specified below, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we or any of our subsidiaries is a participant, (2) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (3) any related person has, had or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity) (a “related person transaction”) must be approved or ratified by the Audit Committee. Related person transactions involving a member of the board of directors must also comply with conflict of interest provisions set forth in our board rules available on our website.
In approving, ratifying, or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee or board of directors, including:
•whether the transaction is in, and not inconsistent with, the best interests of the Company and its stakeholders;
•whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
•the extent of the related person’s interest in the transaction;
•whether there are business reasons for the Company to enter into the related person transaction;
•whether the related person transaction would impair the independence, under applicable NYSE, Securities and Exchange Commission or Dutch Corporate Governance Code
Certain Relationships and Related Party Transactions | Elastic 2024 Proxy Statement 75

requirements, of a non-executive director, including the ability of any director to serve on the Compensation Committee of the board of directors; and
•whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.
Our board of directors has determined that certain transactions will not require approval, including:
•certain employment arrangements of executive officers;
•director compensation;
•any transaction where the related person’s interest arises solely from the ownership of a class of the Company’s equity securities, and all holders of that class of the Company’s equity securities received the same benefit on a pro rata basis, such as in connection with the payment of dividends on such class;
•any transaction available to all U.S. employees generally;
•transactions with another company, where a related person’s only relationship is as an employee (other than an executive officer), non-executive director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenues; or
•charitable contributions by the Company to an organization where the related person’s only relationship with such organization is as an employee (other than an executive officer) or non-executive director, provided that the aggregate amount involved in such transaction does not exceed $1,000,000 or 2% of the recipient’s total annual receipts.
Certain Relationships and Related Party Transactions | Elastic 2024 Proxy Statement 76

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of April 30, 2024 with respect to compensation plans under which our ordinary shares may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,689,602	$38.31	20,252,732
Equity compensation plans not approved by security holders(2)	—	—	—
Total	9,689,602	$38.31	20,252,732
(1)This value is calculated based on the exercise price of options outstanding under the Stock Plan.
(2)Excludes outstanding options to acquire (i) 9,328 ordinary shares as of April 30, 2024 that we assumed in connection with our acquisition of Endgame, Inc. (“Endgame”), (ii) 9,854 ordinary shares as of April 30, 2024 that we assumed in connection with our acquisition of Build Security Ltd. (“Build”), and (iii) 8,477 ordinary shares as of April 30, 2024 that we assumed in connection with our acquisition of cmdWatch Security Inc. (“Cmd”). The weighted average exercise price of these outstanding options was $71.48, $9.44, and $10.49 as of April 30, 2024 for the options assumed in connection with the Endgame acquisition, the Build acquisition and the Cmd acquisition, respectively. In connection with these acquisitions, we have assumed only outstanding options, and no further options may be granted under the Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, the Build Security Ltd. 2020 Share Incentive Plan, or the cmdWatch Security Inc. Stock Option Plan.

Equity Compensation Plan Information | Elastic 2024 Proxy Statement 77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information with respect to the beneficial ownership of our ordinary shares as of August 21, 2024, except as noted below, for:
•significant shareholders, consisting of each person, or group of affiliated persons, who beneficially owned more than 5% of our ordinary shares;
•the following group of persons:
◦each of our named executive officers;
◦each of our current directors and director nominees; and
◦all of our current executive officers and directors, including nominees, as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all ordinary shares that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership was based on 102,745,499 ordinary shares outstanding as of August 21, 2024. In accordance with SEC rules, in computing the number of ordinary shares beneficially owned by a person and the percentage ownership of such person, we deemed to be beneficially owned any ordinary shares subject to options held by the person that were exercisable or will be exercisable as of or within 60 days after August 21, 2024 and any ordinary shares issuable to the person pursuant to RSUs that were vested as of August 21, 2024 or will vest within 60 days after August 21, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Beneficial Ownership of Significant Shareholders
Unless otherwise indicated, the address of each beneficial owner in the below tables of more than 5% of our ordinary shares listed in the table below is c/o Elastic N.V., 88 Kearny St., Floor 19, San Francisco, CA 94108.

Name of Beneficial Owner	Total Shares Beneficially Owned	%
Baillie Gifford & CO (1)	10,165,240	9.9
The Vanguard Group (2)	8,569,126	8.3
Steven Schuurman (3)	8,382,000	8.2
Shay Banon (4)	7,310,544	7.1
FMR LLC (5)	6,053,968	5.9
(1)This information is as of January 31, 2024, and based solely on the information provided by Baillie Gifford & Co (“Baillie”) in a Schedule 13G/A filed on February 7, 2024, and reporting ownership as of January 31, 2024. Baillie reports that it has sole voting power over 8,551,800 ordinary shares and sole dispositive power over 10,165,240 ordinary shares. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(2)This information is as of December 29, 2023, and based solely on the information provided by The Vanguard Group (“Vanguard”) in a Schedule 13G/A filed on February 13, 2024, and reporting ownership as of December 29, 2023. Vanguard reports that it has sole dispositive power over 8,444,221 ordinary shares, shared voting power over 36,315 ordinary shares, and shared dispositive power over 124,905 ordinary shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(3)See the table “Beneficial Ownership of Management” below for details on Mr. Schuurman’s beneficial ownership.
Security Ownership | Elastic 2024 Proxy Statement 78

(4)See the table “Beneficial Ownership of Management” below for details on Mr. Banon’s beneficial ownership.
(5)This information is as of December 29, 2023, and based solely upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 9, 2024, and reporting ownership as of December 29, 2023. FMR reports that it has sole voting power over 5,846,552 ordinary shares, and sole dispositive power over 6,053,968 ordinary shares. FMR reports that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. FMR also reports that the Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. FMR further reports that, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
Beneficial Ownership of Management

	Number of
Name of Beneficial Owner	Shares Owned(1)	Awards Vesting Within 60 Days(2)	Stock Options Exercisable Within 60 Days(3)	Total Shares Beneficially Owned	%
Ashutosh Kulkarni	100,550	38,280	182,218	321,048	*
Janesh Moorjani (4)	90,050	13,520	214,915	318,485	*
Shay Banon (5)	7,204,949	8,688	96,907	7,310,544	7.1
Mark Dodds	3,219	7,132	—	10,351	*
Ken Exner	41,356	12,661	29,419	83,436	*
Sohaib Abbasi	3,281	2,627	—	5,908	*
Paul Auvil	—	2,627	—	2,627	*
Alison Gleeson	3,950	2,627	—	6,577	*
Shelley Leibowitz	2,950	2,627	—	5,577	*
Caryn Marooney	8,766	2,627	—	11,393	*
Chetan Puttagunta	5,437	2,627	—	8,064	*
Steven Schuurman (6)	8,382,000	—	—	8,382,000	8.2
All current executive officers and directors as a group (13 persons)	15,864,876	104,786	531,404	16,501,066	15.9
__________________
*    Represents less than 1%.

(1)Consists of ordinary shares outstanding as of August 21, 2024.
(2)Consists of ordinary shares issuable upon vesting of RSUs and, as applicable, PSUs scheduled to vest as of or within 60 days after August 21, 2024.
(3)Consists of ordinary shares subject to options exercisable as of or within 60 days after August 21, 2024.
(4)44,474 of the “Shares Owned” by Mr. Moorjani are beneficially owned indirectly through a family trust in which Mr. Moorjani and his spouse are trustees.
(5)2,754,978 of the “Shares Owned” by Mr. Banon are beneficially owned indirectly through a fund for joint account (the "fund"). The fund is owned by Mr. Banon’s minor children, and Mr. Banon continues to have sole control of such fund and remains the indirect beneficial owner of the shares owned by such fund.
(6)Shares are held by CMXI B.V. (“CMXI”). Clavis Family Services B.V. is the sole director of CMXI. Mr. Schuurman, the controlling shareholder of CMXI, has sole voting and dispositive power over all such shares.
Security Ownership | Elastic 2024 Proxy Statement 79

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Q:	Why am I receiving these proxy materials?
A:
You are receiving these proxy materials because you were a shareholder of record or beneficial owner of our ordinary shares as of 5:00 PM, Eastern Daylight Time (“EDT”) on September 3, 2024 (the “Record Date”) for the Annual Meeting. The board of directors is soliciting voting proxies for use at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy. If you are a beneficial owner of shares held in street name (a “beneficial owner”) and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. As a shareholder, you are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement.

See the question entitled “What is the difference between holding shares as a shareholder of record or as a beneficial owner?” below for important details regarding different forms of share ownership.

The enclosed voting materials allow you to have your shares voted without attending the Annual Meeting. Your vote is important. We encourage you to submit your proxy or voting instructions as soon as possible. These proxy materials are being made available or distributed to you on or about September 6, 2024.

Q:	What proposals will be voted on at the Annual Meeting?
A:	Shareholders will be asked to adopt voting proposals no. 1, no. 2, no. 3, no. 4, no. 5, no. 6, no. 7, no. 8, no. 9, and no. 10 as described in this proxy statement.
Q:	How does the board of directors recommend that I vote?
A:	After careful consideration, the board of directors unanimously recommends that the Company’s shareholders vote:
•“FOR” the appointment of the nominee for executive director of the Company and the nominees for non-executive directors of the Company (“voting proposal no. 1”);
•“FOR” the adoption of the Company’s Dutch Statutory Annual Accounts (“voting proposal no. 2”);
•“FOR” the appointment of PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch Statutory Annual Accounts for fiscal year 2025 (“voting proposal no. 3”);
•“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for fiscal year 2025 (“voting proposal no. 4”);

•“FOR” the grant of full discharge to the executive directors of the Company who were in office during fiscal year 2024 from liability for their duties performed as executive directors of the Company during fiscal year 2024 (“voting proposal no. 5”);

•“FOR” the grant of full discharge to the non-executive directors of the Company who were in office during fiscal year 2024 from liability for their duties performed as non-executive directors of the Company during fiscal year 2024 (“voting proposal no. 6”);

Questions and Answers | Elastic 2024 Proxy Statement 80

•“FOR” the approval to authorize the board of directors to issue ordinary shares and grant rights to acquire ordinary shares (“voting proposal no. 7”);
•“FOR” the approval to authorize the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights (“voting proposal no. 8”);

•“FOR” the approval to authorize the board of directors to repurchase shares in the capital of the Company (“voting proposal no. 9”); and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this proxy statement (“voting proposal no. 10”).
Q:	May I attend the Annual Meeting?
A:
You may attend the Annual Meeting if, on the Record Date, you were a shareholder of record or a beneficial owner. If you would like to attend the Annual Meeting in person, you must notify the Company by submitting your name and number of registered shares to the Company’s e-mail address ir@elastic.co by 8:00 PM, EDT on September 26, 2024. You will be asked to show photo identification and the following:

•If you are a shareholder of record, your paper proxy card that includes your name, or admission ticket that you received with a paper proxy card or that you obtained from our shareholder voting site at www.proxyvote.com; or

•If you are a beneficial owner, the voting instruction card you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your share ownership on the Record Date.

We will not be able to accommodate guests at the Annual Meeting, including guests of our shareholders, without proper evidence of share ownership as of the Record Date.
The Annual Meeting will begin promptly at 5:00 PM, Central European Summer Time (“CEST”), and you should leave ample time for the check-in procedures.
Q:	Where is the Annual Meeting?
A:
The Annual Meeting will be held at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. Shareholders may request directions to the Annual Meeting by contacting Investor Relations at ir@elastic.co.

Q:	Who is entitled to vote at the Annual Meeting?
A:
You may vote your Elastic ordinary shares if you owned your shares on the Record Date at the time specified herein. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented. As of August 21, 2024 (the last practicable date prior to the Record Date and the mailing of the proxy statement), we had 102,745,499 ordinary shares issued and outstanding. See the questions entitled “How can I vote my shares in person at the Annual Meeting?” and “How can I vote my shares without attending the Annual Meeting?” below for additional details.

Questions and Answers | Elastic 2024 Proxy Statement 81

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner?
A:
You are the “shareholder of record” of any shares that are registered directly in your name with Elastic’s transfer agent, Computershare Trust Company, N.A. We have sent the proxy statement and proxy card directly to you if you are a shareholder of record. As a shareholder of record, you may grant your voting proxy directly to Elastic or to a third party, or vote in person at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf in a brokerage account or by a bank or another intermediary that is the shareholder of record for those shares. If you are a beneficial owner, you did not receive proxy materials directly from Elastic, but your broker, bank, or other intermediary forwarded you a proxy statement and voting instruction card for directing that organization how to vote your shares. You may also attend the Annual Meeting, but because a beneficial owner is not a shareholder of record, you may not vote in person at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?
A:
You may vote shares for which you are the shareholder of record in person at the Annual Meeting. You may vote shares you hold beneficially in street name in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank, or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?
A:	Whether you hold shares as a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting, by the following means:

By Internet—Shareholders of record with Internet access may direct how their shares are voted by following the “Vote by Internet” instructions on the proxy card until 5:59 AM, CEST on October 1, 2024 (11:59 PM, EDT on September 30, 2024). If you are a beneficial owner, please check the voting instructions in the voting instruction card provided by your broker, bank, or other intermediary for Internet voting availability.

By telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 5:59 AM, CEST on October 1, 2024 (11:59 PM, EDT on September 30, 2024). If you are a beneficial owner, please check the voting instructions in the voting instruction card provided by your broker, bank, or other intermediary for telephone voting availability.

By mail—If you submit your proxy instructions by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you are a beneficial owner, you may vote by mail by following the instructions for voting by mail in the voting instruction card provided by your broker, bank, or other intermediary.

Questions and Answers | Elastic 2024 Proxy Statement 82

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
The shareholders of record of at least one-third of the shares entitled to vote at the Annual Meeting must either (1) be present in person at the Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the Annual Meeting.

Q:	What is the voting requirement to approve the proposals?
A:
The nominees named in voting proposal no. 1 will be appointed to the board of directors unless a two-thirds majority of the votes cast at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against the proposal.

Approval of each of voting proposals no. 2, no. 3, no. 4, no. 5, no. 6 no. 7, no. 9, and no. 10 requires the affirmative vote of a simple majority of votes cast for the voting proposal at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented. Approval of voting proposal no. 8 requires the affirmative vote of a two-thirds majority of the votes cast at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented, provided that the affirmative vote of a simple majority of the votes cast will be sufficient for approval if at least half of the issued and outstanding ordinary shares of the Company are represented. Although voting proposal no. 10, commonly referred to as the “say-on-pay” vote, is advisory and not binding, our board of directors and Compensation Committee will review the voting results on this proposal and take them into consideration in determining the compensation of our named executive officers.

Q:	What will happen if I fail to submit proxy or voting instructions or abstain from voting?
A:
If you are the shareholder of record and you fail to submit proxy instructions or abstain from voting, such failure or abstention will have no effect on the outcome of the voting proposals, assuming a quorum is present. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have discretion to vote on the non-routine matters that will be proposed at the Annual Meeting. If you instruct the organization to abstain from voting, your instructions will have no effect on the outcome of the voting proposals. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will have discretion to vote your shares on the voting proposals that are considered “routine” matters under the rules of the New York Stock Exchange (the “NYSE”). Voting proposals No. 2, 3, 4, 7, 8, and 9 are considered routine matters.

Q:	What will happen if I submit a proxy but do not specify how my shares are to be voted?
A:
If you are the shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted ”for” the appointment of each director nominee named in voting proposal no. 1 and “for” each of the other voting proposals.

If you are a beneficial owner and you do not provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have the discretion to vote your shares on the voting proposals that are not considered “routine” matters under the rules of the NYSE. Voting proposals no. 1, 5, 6, and 10 are not considered “routine” matters under those rules. Consequently, if you want your shares to count on the outcome of the non-routine voting proposals, you must instruct the organization that is the shareholder of record for your shares how to vote the shares on those voting proposals.

Questions and Answers | Elastic 2024 Proxy Statement 83

Q:	What is the effect of a broker non-vote?
A:
If you instruct the organization that is the shareholder of record for your shares how to vote the shares on any routine voting proposal, your shares will constitute “broker non-votes” with respect to the non-routine voting proposals if you do not provide the organization voting instructions on those non-routine proposals. There will not be any broker non-votes with respect to the routine voting proposals. A broker present or represented by proxy will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, and a broker non-vote will be treated as an abstention and therefore not be counted for purposes of determining the number of votes cast with respect to a particular non-routine voting proposal as to which that broker non-vote occurs. Thus, a broker non-vote will not impact our ability to obtain a quorum for the Annual Meeting and will not otherwise affect the outcome of the non-routine voting proposals properly presented for a vote at the Annual Meeting.

Q:	May I change my proxy or voting instructions before my shares are voted at the Annual Meeting?
A:
Yes. Shareholders have the right to revoke their proxy or voting instructions before their shares are voted at the Annual Meeting, subject to the voting deadlines described in the preceding questions. If you are the shareholder of record, you may change your proxy instructions (1) by submitting a new proxy bearing a later date (which will automatically revoke the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the Annual Meeting?;” (2) by notifying Elastic’s Corporate Secretary via email at ir@elastic.co, prior to your shares being voted; or (3) by attending the Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request revocation of the proxy. Only the latest dated proxy you submit will be counted.

If you are a beneficial owner, you may generally change your voting instructions by (1) submitting new voting instructions to your broker, bank, or other intermediary or (2) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the Annual Meeting and voting in person. You should consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:	What should I do if I receive more than one proxy card, voting instruction card from my broker, bank or other intermediary, or set of proxy materials?
A:
You may receive more than one proxy card, voting instruction card from your broker, bank, or other intermediary or set of proxy materials. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. You should complete, sign, date and return each proxy card or voting instruction card that you receive, or follow the voting instructions on such proxy card or voting instruction card you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Elastic or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes, and (3) to facilitate a successful proxy solicitation or a shareholder outreach. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Elastic management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Broadridge Financial Solutions, Inc.
Questions and Answers | Elastic 2024 Proxy Statement 84

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will publish final voting results in a Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four business days of the Annual Meeting.
Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:
Elastic will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Elastic, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile, or otherwise. Elastic may also request brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies that provide advance notice and follow certain procedures to send a single set of proxy materials to any household at which two or more shareholders of record reside, unless contrary instructions have been received. In such cases, each shareholder of record continues to receive a separate set of proxy materials. Certain brokerage firms may have instituted householding for beneficial owners. If your family has multiple accounts holding Elastic ordinary shares, you may have already received householding notification from your broker. You should contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations Department by writing via e-mail to ir@elastic.co. If you have questions about the proposals or the information contained in this proxy statement, or wish to obtain additional copies of this proxy statement, or if you are a shareholder of record, additional proxy cards, please contact our Investor Relations Department.
Questions and Answers | Elastic 2024 Proxy Statement 85

FUTURE SHAREHOLDER PROPOSALS
Because Elastic is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time periods apply if shareholders wish to submit a proposal for consideration by Elastic shareholders at the 2025 Annual Meeting. You may submit proposals, including recommendations of director candidates, for consideration at the 2025 Annual Meeting, as follows:
Future shareholder proposals for inclusion in Elastic’s proxy materials under SEC rules
Shareholders are eligible to present proper proposals for inclusion in Elastic’s proxy statement and for consideration at the 2025 Annual Meeting by submitting their proposals in writing to Elastic’s Corporate Secretary in a timely manner.
Pursuant to U.S. federal securities laws, shareholder proposals must be received by Elastic’s Corporate Secretary via e-mail at ir@elastic.co no later than April 29, 2025 (120 days before the anniversary date of the release of this proxy statement to shareholders) and must otherwise have complied with the requirements of Rule 14a-8 under the Exchange Act, in order to be included in the proxy statement for the 2025 Annual Meeting.
Future shareholder proposals to be brought at the annual general meeting under Dutch law
Under Dutch law and Elastic’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2025 Annual Meeting, the shareholder must fulfill the requirements set forth in Dutch law and Elastic’s articles of association, including satisfying both of the following requirements:
•Elastic must receive the proposed agenda item (supported by reasons) or proposed resolution in writing no later than 60 days before the date of the 2025 Annual Meeting (which date has not yet been declared by the Company’s board of directors); and
•the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Elastic’s issued share capital.
An item requested in writing by one or more shareholders and/or other persons entitled to attend the annual general meeting solely or jointly representing at least the percentage of the issued share capital as required by law shall be included in the notice of the meeting or announced in the same manner, if the Company has received the request, including the reasons for the request, no later than on the day prescribed by law. However, the board of directors has the right not to place proposals from persons mentioned above on the agenda if the board of directors judges them to be evidently not in the interest of the Company.
Complete details regarding all requirements that must be met under the advance notice procedure for shareholders who wish to present certain matters at an annual general meeting of shareholders can be found in our articles of association. You can obtain a copy of the relevant articles of association provisions by writing to Elastic’s Corporate Secretary at ir@elastic.co or by accessing Elastic’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not requested for inclusion in Elastic’s proxy materials, should be sent to Elastic’s Corporate Secretary at 88 Kearny St., Floor 19, San Francisco, CA 94108.

Future Shareholder Proposals | Elastic 2024 Proxy Statement 86

ANNUAL REPORT
A copy of our Annual Report on Form 10-K, excluding exhibits, for fiscal year 2024 accompanies this proxy statement as our annual report to shareholders for fiscal year 2024. A printed copy of either document, excluding exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to ir@elastic.co

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC. These documents are also available, free of charge, through the Investor Relations section of our website, which is located at ir.elastic.co.

Elastic 2024 Proxy Statement 87

OTHER MATTERS
Elastic knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.
To the extent that this proxy statement is incorporated by reference into any other filing by Elastic under the Exchange Act or the Securities Act of 1933, the sections of this proxy statement titled “Compensation Committee Report,” “Report of the Audit Committee,” and “Pay Versus Performance Disclosure,” to the extent permitted by the rules of the SEC, will not be deemed incorporated into such a filing, unless specifically provided otherwise in the filing. In addition, such sections will not be deemed to be soliciting material for purposes of the solicitation of proxies in connection with the Annual Meeting.
All website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any website (including the Elastic website) identified in this proxy statement is not a part of, and is not incorporated by reference into, this proxy statement.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.
The Board of Directors of Elastic N.V.
August 27, 2024

Elastic 2024 Proxy Statement 88

APPENDIX A
Reconciliation of Non-GAAP Financial Measures
Reconciliations of GAAP financial measures to their respective non-GAAP financial measures presented in this proxy statement are included below.
In addition to our results determined in accordance with U.S. GAAP, we believe the non-GAAP measures listed below are useful in evaluating our operating performance. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review the differences between GAAP financial measures and the corresponding non-GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Appendix A | Elastic 2024 Proxy Statement | A-1

Reconciliation of GAAP to Non-GAAP Data
(amounts in thousands, except percentages)
(Unaudited)

	Year Ended April 30,
	2024	2023	2022
Gross Profit Reconciliation:
GAAP gross profit	$937,242	$772,363	$630,180
Stock-based compensation expense and related employer taxes	22,743	18,588	16,224
Amortization of acquired intangibles	12,353	11,781	10,503
Non-GAAP gross profit	$972,338	$802,732	$656,907
Gross Margin Reconciliation(1):
GAAP gross margin	74.0%	72.3%	73.1%
Stock-based compensation expense and related employer taxes	1.8%	1.8%	1.9%
Amortization of acquired intangibles	1.0%	1.1%	1.2%
Non-GAAP gross margin	76.7%	75.1%	76.2%
Operating Income Reconciliation:
GAAP operating loss	$(129,902)	$(219,172)	$(173,680)
Stock-based compensation expense and related employer taxes	250,459	211,172	151,155
Amortization of acquired intangibles	14,496	16,668	15,783
Acquisition-related expenses	2,450	5,978	7,632
Restructuring and other related charges	4,917	31,297	—
Non-GAAP operating income	$142,420	$45,943	$890
Operating Margin Reconciliation(1):
GAAP operating margin	(10.3)%	(20.5)%	(20.1)%
Stock-based compensation expense and related employer taxes	19.8%	19.8%	17.6%
Amortization of acquired intangibles	1.1%	1.6%	1.8%
Acquisition-related expenses	0.2%	0.6%	0.9%
Restructuring and other related charges	0.4%	2.9%	—%
Non-GAAP operating margin	11.2%	4.3%	0.1%
Net Income (Loss) Reconciliation:
GAAP net (loss) income	$61,720	$(236,161)	$(203,848)
Stock-based compensation expense and related employer taxes	250,459	211,172	151,155
Amortization of acquired intangibles	14,496	16,668	15,783
Acquisition-related expenses	2,450	5,978	7,632
Restructuring and other related charges	4,917	31,297	—
Litigation settlement	(350)	(10,400)	—
Income tax effects related to the above adjustments	1,218	6,699	(1,496)
Income tax benefit from the release of a valuation allowance against deferred tax assets	(211,342)	—	—
Non-GAAP net income	$123,568	$25,253	$(30,774)
Non-GAAP earnings per share attributable to ordinary shareholders, basic(1)	$1.24	$0.26	$(0.33)
Non-GAAP earnings per share attributable to ordinary shareholders, diluted(1)	$1.19	$0.25	$(0.33)
Weighted-average shares used to compute earnings per share attributable to ordinary shareholders, basic	99,646,231	95,729,844	92,547,145
Weighted-average shares used to compute earnings per share attributable to ordinary shareholders, diluted	103,980,132	99,273,692	92,547,145
(1) Totals may not sum, due to rounding. Gross margin, operating margin, and earnings per share are calculated based upon the respective underlying, non-rounded data.
Appendix A | Elastic 2024 Proxy Statement | A-2

Reconciliation of GAAP to Non-GAAP Data
Adjusted Free Cash Flow
(amounts in thousands, except percentages)
(Unaudited)

Year Ended April 30,
2024
Net cash provided by operating activities	$148,762
Less: Purchases of property and equipment	(3,450)
Add: Interest paid on long-term debt	23,719
Adjusted free cash flow (1)	$169,031
Net cash used in investing activities	$(287,960)
Net cash provided by financing activities	$40,054
Net cash provided by operating activities (as a percentage of total revenue)	12%
Less: Purchases of property and equipment (as a percentage of total revenue)	—%
Add: Interest paid on long-term debt (as a percentage of total revenue)	1%
Adjusted free cash flow margin	13%
(1) Adjusted free cash flow includes cash paid for restructuring and other charges of $0.6 million and $2.1 million during the three months and year ended April 30, 2024, respectively, and $4.8 million and $22.8 million during the three months and year ended April 30, 2023, respectively.
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and related employer taxes, and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Operating Income and Non-GAAP Operating Margin
We define non-GAAP operating income and non-GAAP operating margin as GAAP operating loss and GAAP operating margin, respectively, excluding stock-based compensation expense and related employer taxes, amortization of acquired intangible assets, acquisition-related expenses, and restructuring and other related charges. We believe non-GAAP operating income and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Net Income and Non-GAAP Earnings Per Share
We define non-GAAP net income as GAAP income/(loss), excluding stock-based compensation expense and related employer taxes, amortization of acquired intangible assets, acquisition-related expenses, restructuring and other related charges, one-time litigation settlements, the related income tax effect of the foregoing adjustments, and the income tax benefit from the release of any valuation allowance against deferred tax assets. We define non-GAAP earnings per share, basic, as non-GAAP net income divided by weighted average shares outstanding and non-GAAP earnings per share, diluted, as non-GAAP net income divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of the company’s employee equity incentive plan awards. We believe non-GAAP earnings per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of certain variables from period to period for reasons unrelated to overall operating performance
Appendix A | Elastic 2024 Proxy Statement | A-3

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as net cash provided by operating activities adjusted for cash paid for interest less cash used for investing activities for purchases of property and equipment. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue. Adjusted free cash flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.

Appendix A | Elastic 2024 Proxy Statement | A-4

ELASTIC N.V.
88 KEARNY STREET
FLOOR 19
SAN FRANCISCO, CA 94108

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 5:59 AM, CEST on October 1, 2024 or 11:59 PM, EDT on September 30, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 5:59 AM, CEST on October 1, 2024 or 11:59 PM, EDT on September 30, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V54163-P16430 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELASTIC N.V.

THE ELASTIC N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR IN ITEM 1 AND "FOR" ITEMS 2, 3, 4, 5, 6, 7, 8, 9 AND 10.

1. Appointment of the following executive director and non-executive directors, respectively, each for a term of three (3) years, ending at the close of the annual general meeting of 2027

Nominees:	For	Against	Abstain
1a. Shay Banon	☐	☐	☐
1b. Chetan Puttagunta	☐	☐	☐
1c. Shelley Leibowitz	☐	☐	☐
2. Adoption of Dutch Statutory Annual Accounts for fiscal year 2024	☐	☐	☐
3. Appointment of PricewaterhouseCoopers Accountants N.V. as the external auditor of the Company's Dutch Statutory Annual Accounts for fiscal year 2025	☐	☐	☐
4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2025	☐	☐	☐

NOTE: In addition, shareholders will consider and take action upon such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

V54164-P16430

ELASTIC N.V.
Annual General Meeting of Shareholders
October 1, 2024 5:00 PM, Central European Summer Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) any civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ELASTIC N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 5:00 PM, Central European Summer Time on October 1, 2024, at the Company's offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxy holders with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side